UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 5)

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Nukkleus Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Nukkleus Inc.

575 Fifth Ave, 14th floor

New York, New York 10017

212-791-4663

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the stockholders of Nukkleus Inc.:

We are pleased to invite you to attend our Special Meeting of the Stockholders (the “Special Meeting”) of Nukkleus Inc., a Delaware corporation (the “Company”), which will be held at 10:00 a.m. eastern time on *, 2025, virtually at www.*.com, for the following purposes:

1.	To approve the terms of that certain Amended and Restated Securities Purchase Agreement and Call Option, dated September 15, 2025 (including all exhibits and schedules thereto, the “Star Agreement”), between the Company, Star Capital 26, Inc. (“Star”), a Nevada corporation, the equity holders of Star (the “Star Equity Holders”), and Menachem Shalom, as representative of the Star Equity Holders, as originally executed on December 15, 2024 and amended on each of February 11, 2025, May 13, 2025, June 15, 2025 and July 25, 2025 (the “Original Star Purchase Agreement”) including, but not limited to, the issuance of shares of Company common stock, par value $0.0001 per share (the “Common Stock”), for purposes of complying with the Nasdaq Listing Rules, issuable in connection therewith, pursuant to which the Company will 100% of Star and Star will become a wholly-owned subsidiary of the Company (this proposal is referred to herein as the “Star Purchase Proposal”);

2.	To approve the issuance of shares of Common Stock upon exercise of restricted common stock purchase warrants (the “Warrants”) which entitle the holders to acquire an aggregate of 3,191,400 shares of Common Stock, subject to further adjustment, at an exercise price of $5.405 per share for a term of five years for purposes of complying with the Nasdaq Listing Rules (this proposal is referred to herein as the “Warrant Shares Proposal”);

3.	Approval of the issuance of shares of our common stock in connection with the Common Stock Purchase Agreement, dated September 19, 2025, by and between the Company and an institutional investor, as required by Nasdaq Listing Rule 5635(d) (the “ELOC Issuance Proposal”);

4.	Approval of the issuance of shares of our common stock upon conversion of the Series A Convertible Preferred Stock issued in connection with the Securities Purchase Agreement, dated September 4, 2025, by and between the Company and accredited investors, as required by Nasdaq Listing Rule 5635(d) (the “Preferred Stock Conversion Issuance Proposal”); and

5.	To conduct any other business as may properly come before the meeting or any adjournment thereof.

After careful consideration, the Board of Directors of the Company (the “Board”) unanimously determined that (i) the Star Agreement and the transactions contemplated thereby, (ii) the issuance of the shares of Common Stock upon exercise of the Warrant; (iii) the ELOC Issuance Proposal and (iv) the Preferred Stock Conversion Issuance Proposal, are in the best interests of the Company and its stockholders, and approved each of the aforementioned matters, and recommends that you vote “FOR” (i) the Star Purchase Proposal, (ii) the approval of the Warrant Shares Proposal, (iii) the approval of the ELOC Issuance Proposal and (iv) the approval of the Preferred Stock Conversion Issuance Proposal.

We do not expect to transact any other business at the Special Meeting. Only holders of record of shares of the Common Stock at the close of business on *, 2025 (the “Record Date”), are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof.

At the close of business on the Record Date, 13,550,766 shares of Common Stock were outstanding. Each share of Common Stock represents one vote that may be voted on each matter that may come before the Special Meeting.

Your vote is very important.

The Star Agreement will result in the issuance of a number of shares of Common Stock that will be in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock to Star, which Star will in turn assign to the Star Equity Holders.

On December 15, 2024, the Company had entered into the Original Star Purchase Agreement to acquire a controlling 51% interest in Star, a defense acquisition company, with an option to acquire the balance. Said agreement was amended several times, and recently the entire agreement was restated in its entirety by the Star Agreement. Star holds a 100% interest of B. Rimon Agencies Ltd. (“Rimon”), an Israeli corporation engaged as a supplier of generators for “iron dome” launchers, (2) 67% of Water.IO Ltd., an Israeli corporation engaged in smart hydration technology and (3) a convertible loan issued by I.T.S. Industrial Techno-logic Solutions Ltd., an Israeli corporation which designs, develops and manufactures fully integrated electro-mechanical machines, assembly lines and custom motion systems.

Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star, and upon closing of the acquisition of Star will also be a controlling shareholder of Star. Pursuant to the Star Agreement, at closing the Company will acquire 100% of the issued and outstanding capital of Star in consideration of (i) $21,000,000 to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash, less any amounts lent to Star from the Company since the Original Star Purchase Agreement, (ii) 4,770,340 shares of Common Stock of the Company (the “Shares”), (iii) a five-year warrant to purchase an aggregate of 12,017,648 shares of the Company’s Common Stock for an exercise price of $1.50 per share (the “Star Warrant”), (iv) $3,000,000 in cash and (iv) a 6-month promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8%. The Shares, Star Warrant and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably.

The closing of the acquisition of Star is subject to customary closing conditions, including approval by the Company’s shareholders as required under applicable Nasdaq listing rules. As a result of the above transaction, the Shares issued to Star and assigned to the Star Equity Holders represents 35.2% of the issued and outstanding shares of Common Stock as of the Record Date.

As a result, the transaction would result in a “change of control” and we are required to obtain stockholder approval for the Star Agreement and the transactions contemplated therein, pursuant to Nasdaq Listing Rules 5635(a) and (b).

Pursuant to Nasdaq Listing Rule 5635(a) stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Further, Nasdaq Listing Rule 5635(a)(2) provides that shareholder approval is required in the event any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3)) of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Mr. Shalom, the CEO and a director of the Company is the CEO, a director and the controlling shareholder of Star. As a result, we are required to obtain stock approval for the Star Agreement as pursuant to Nasdaq Listing Rule 5635(a)(2).

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power. The issuance of Common Stock under the Star Agreement, as described therein, and as a result thereof, will result in the Star Equity Holders holding 35.2% of the issued and outstanding shares of Common Stock of the Company as of the Record Date and such ownership could represent the Company’s largest ownership position. This could be further increased to 123.9%, assuming the exercise of the Star Warrant of the issued and outstanding shares of Common Stock of the Company as of the Record Date. Accordingly, we are seeking shareholder approval pursuant to Nasdaq Listing Rule 5635(b) of the issuance of Common Stock issuable pursuant to the Star Agreement in excess of these limits. Shareholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law, our organizational documents or any other agreements to which we may be a party.

In addition, pursuant to Nasdaq Rule 5635(d), Nasdaq listed companies are required to obtain shareholder approval for a transaction, other than a “public offering,” involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) which equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance at a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement, or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

As the issuance of the Company shares to Star under the Star Agreement will result in the issuance of more than 20% of the Company’s outstanding shares of Common Stock and pursuant to the requirements of Nasdaq Rule 5635(a)(2), we are required to obtain stockholder approval for the Star Agreement and the transactions contemplated therein, pursuant to Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d).

We are therefore seeking the approval of the Star Agreement and the transactions contemplated therein by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal One: Stockholder Approval of the Star Agreement”.

Proposal One requires that more votes are cast in favor of the proposal than are cast opposing the proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting.

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power.

Pursuant to Nasdaq Rule 5635(d), Nasdaq listed companies are required to obtain shareholder approval for a transaction, other than a “public offering,” involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) which equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance at a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement, or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

The shareholders of the Company are being asked to approve the issuance of shares of Common Stock upon the exercise of the Warrants which are exercisable for an aggregate of 3,191,400 shares of Common Stock, subject to further adjustment, at an exercise price of $5.405 per share for a term of five years in accordance with the stockholder approval requirements of the Nasdaq Listing Rules 5635(b) and 5635(d).

We are therefore seeking the approval of the issuance of Common Stock upon the exercise of the Warrants by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal Two: Stockholder Approval of the Warrant Shares Proposal.”

Proposal Two requires that more votes are cast in favor of the proposal than are cast opposing the proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting.

Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if the common stock to be issued (or into which the securities may be converted or exercised) is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (the “ELOC Exchange Cap”). This rule is designed to protect existing shareholders from excessive dilution without their consent.

On September 19, 2025, the Company and Esousa Group Holdings, LLC, a New York limited liability company (the “Investor”), entered into a common stock purchase agreement (the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Investor up to the lesser of (i) $250,000,000 of the Company’s common shares, par value $0.0001 per share (the “Common Stock”), and (ii) the ELOC Exchange Cap (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement.  The Company will control the timing and amount of any sales of Common Stock under the ELOC. Actual sales of shares of Common Stock will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock, trading volume of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The number of shares of Common stock to be sold pursuant to the ELOC over the term of the agreement could exceed the ELOC Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the ELOC, we therefore are seeking stockholder approval to issue shares above the ELOC Exchange Cap and to waive the “ELOC Exchange Cap” limitation in the ELOC Purchase Agreement as described under “Proposal Three – Approval of the ELOC Issuance Proposal.”

Proposal Three requires that more votes are cast in favor of the proposal than are cast opposing the proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting.

On September 4, 2025, the Company, the Investor and another accredited investor (together, the “Purchasers”), entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Purchasers purchased, for an aggregate purchase price of $10,000,000, (i) Series A Convertible Preferred Stock which are initially convertible into an aggregate of 2,044,800 shares of Common Stock and (ii) warrants initially exercisable into up to 3,191,400 shares. Each Share of Series A Preferred Stock has a stated value of $50,000 (the “Stated Value”) and will initially be convertible into 10,224 shares of Common Stock (the “Conversion Shares”) (or pre-funded warrants in lieu thereof (the “Pre-Funded Warrants”)), calculated by dividing the Stated Value by the initial conversion price equal to $4.89 per Share (the “Initial Conversion Price”). The Initial Conversion Price is subject to adjustment upon stock splits, distributions, reorganizations, reclassifications, change of control and the like, and is also subject to price-based anti-dilution adjustments for subsequent offerings made by the Company while the Series A Preferred Stock remains outstanding (subject to certain exempt issuances). The Initial Conversion Price will also be adjusted upon receipt of stockholder approval of this Proposal, if obtained, to the lower of (i) the then applicable conversion price and (ii) the price per share of the Common Stock on its trading market upon the earlier of (A) effectiveness of the registration statement required to be filed or (B) upon applicability of Rule 144 as it relates to the sale of the Conversion Shares. The Series A Preferred Stock is convertible at the option of the holder at any time and will be automatically converted into Common Stock or Pre-Funded Warrants in lieu thereof on the effective date of the registration statement whether or not stockholder approval has been obtained. If at any time after September 4, 2026, the Series A Preferred Stock is then outstanding and the Company has not received stockholder approval, the Series A Preferred Stock is redeemable at the option of the holder at a price per Share equal to 105% of the Stated Value. The conversion of the Series A Preferred Stock is subject to a 9.99% beneficial ownership limitation blocker.

The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock could exceed 20% of the shares of Common Stock or 20% of the voting power outstanding before the issuance of securities pursuant to the Securities Purchase Agreement (the “Preferred Exchange Cap”). Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the Securities Purchase Agreement, we therefore are seeking stockholder approval to issue shares above the Preferred Exchange Cap and to waive the “Preferred Exchange Cap” limitation in the Securities Purchase Agreement as described under “Proposal Four – Approval of the Preferred Stock Conversion Issuance Proposal.”

Proposal Four requires that more votes are cast in favor of the proposal than are cast opposing the proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting.

If You Plan to Attend

The Special Meeting of Stockholders will be held virtually. To attend the meeting, please go to www.*.com and enter the 16-digit control number found on your proxy card. If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the Special Meeting, please have a legal proxy from your nominee authorizing you to vote your shares. You will be able to attend and participate in the Special Meeting online, vote your shares electronically, and submit questions prior to and during the meeting.

You will not be able to attend the Special Meeting in person.

By the Order of the Board of Directors

/s/ Menachem Shalom
Menachem Shalom
Chief Executive Officer

The proxy statement is dated *, 2025, and is first being made available to stockholders on or about *, 2025.

Dated: *, 2025

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

i

Nukkleus Inc.

575 Fifth Ave, 14th Floor

New York, New York 10017

212-791-4663

SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement (the “Proxy Statement”) is being sent to the holders of shares of voting stock of Nukkleus Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Special Meeting of Stockholders of the Company which will be held at 10:00 a.m. eastern time on *, 2025, virtually at www.*.com (the “Special Meeting”).

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING OF STOCKHOLDERS

Who is entitled to vote at the Special Meeting?

The Board has fixed the close of business on *, 2025 as the record date (the “Record Date”) for a determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, there were * shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company outstanding. Each share of Common Stock represents one vote that may be voted on each matter that may come before the Special Meeting.

What matters will be voted on at the Special Meeting?

The proposals that are scheduled to be considered and voted on at the Special Meeting are as follows:

●	To approve the terms of the Star Purchase Proposal.

●	To approve the Warrant Shares Proposal.

●	To approve the ELOC Issuance Proposal.

●	To approve the Preferred Stock Conversion Issuance Proposal.

Why am I receiving these materials?

Pursuant to Nasdaq Listing Rules 5635(a) and (d), stockholder approval is required prior to the issuance of the shares due in connection with the Star Agreement, because such shares are in excess of 19.99% of the number of shares of Common Stock outstanding before the issuance of such shares. In addition, pursuant to Nasdaq Listing Rules 5635(b), stockholder approval is required prior to the issuance of the shares in connection with the Star Agreement because such shares effect a change of control of the Company. Further, Nasdaq Listing Rule 5635(a)(2) provides that shareholder approval is required in the event any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3)) of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Mr. Shalom, the CEO and a director is the CEO, a director and the controlling shareholder of Star. As a result, we are required to obtain stock approval for the Star Agreement as pursuant to Nasdaq Listing Rule 5635(a)(2).

We are therefore seeking the approval of the Star Agreement and the transactions contemplated therein by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal One: Stockholder Approval of the Star Agreement”.

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. Pursuant to Nasdaq Rule 5635(d), Nasdaq listed companies are required to obtain shareholder approval for a transaction, other than a “public offering,” involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) which equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance at a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement, or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

We are therefore seeking the approval of the exercise of the Warrants held by two investors and the transactions contemplated therein by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal Two: Stockholder Approval of the Warrant Shares Proposal.”

Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if the common stock to be issued (or into which the securities may be converted or exercised) is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (the “ELOC Exchange Cap”). This rule is designed to protect existing shareholders from excessive dilution without their consent.

On September 19, 2025, the Company and Esousa Group Holdings, LLC, a New York limited liability company (the “Investor”), entered into a common stock purchase agreement (the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Investor up to the lesser of (i) $250,000,000 of the Company’s common shares, par value $0.0001 per share (the “Common Stock”), and (ii) the ELOC Exchange Cap (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement.  The Company will control the timing and amount of any sales of Common Stock under the ELOC. Actual sales of shares of Common Stock will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock, trading volume of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The number of shares of Common stock to be sold pursuant to the ELOC over the term of the agreement could exceed the ELOC Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the ELOC, we therefore are seeking stockholder approval to issue shares above the ELOC Exchange Cap and to waive the “ELOC Exchange Cap” limitation in the ELOC Purchase Agreement as described under “Proposal Three – Approval of the ELOC Issuance Proposal.”

On September 4, 2025, the Company and the Purchasers entered into a Securities Purchase Agreement pursuant to which the Purchasers purchased, for an aggregate purchase price of $10,000,000, (i) Series A Convertible Preferred Stock which are initially convertible into an aggregate of 2,044,800 shares of Common Stock and (ii) warrants initially exercisable into up to 3,191,400 shares. Each Share of Series A Preferred Stock has a stated value of $50,000 and will initially be convertible into 10,224 shares of Common Stock (the “Conversion Shares”) (or pre-funded warrants in lieu thereof, calculated by dividing the Stated Value by the initial conversion price equal to $4.89 per Share, subject to adjustment. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock could exceed 20% of the shares of Common Stock or 20% of the voting power outstanding before the issuance of securities pursuant to the Securities Purchase Agreement (the “Preferred Exchange Cap”). Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the Securities Purchase Agreement, we therefore are seeking stockholder approval to issue shares above the Preferred Exchange Cap and to waive the “Preferred Exchange Cap” limitation in the Securities Purchase Agreement as described under “Proposal Four – Approval of the Preferred Stock Conversion Issuance Proposal.”

The Company is sending these materials to you to help you decide how to vote your shares of the Company’s common stock with respect to the matters to be considered at the Special Meeting. This proxy statement contains important information about the Star Purchase, the Warrants, the ELOC Issuance Plan, the Preferred Stock Conversion Issuance Proposal and the Special Meeting, and you should read it carefully.

Why is the Company seeking stockholder approval of the Star Purchase and the issuance of shares of common stock issuable in connection therewith?

Because our common stock is listed on The Nasdaq Capital Market, we are subject to The Nasdaq Stock Market Listing Rules. Rule 5635(a) of The Nasdaq Stock Market listing standards requires stockholder approval with respect to issuances of our common stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock of another company and are equal to 20% or more of the Company’s outstanding common stock or voting shares before the issuance. Further, Nasdaq Listing Rule 5635(a)(2) provides that shareholder approval is required in the event any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3)) of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Mr. Shalom, the CEO and a director is the CEO, a director and the controlling shareholder of Star. As a result, we are required to obtain stock approval for the Star Agreement as pursuant to Nasdaq Listing Rule 5635(a)(2).

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power. The issuance of Common Stock under the Star Agreement whether at closing of the Star acquisition or upon exercise of the Star Warrant will result in Star holding 20% or more of our outstanding Common Stock and such ownership could represent the Company’s largest ownership position. Accordingly, we are seeking shareholder approval pursuant to Nasdaq Listing Rule 5635(b) of the issuance of Common Stock issuable pursuant to the Star Agreement in excess of these limits. Shareholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law, our organizational documents or any other agreements to which we may be a party.

Pursuant to Rule 5635(d), Nasdaq listed companies are required to obtain shareholder approval for a transaction, other than “public offering,” involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) which equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance at a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement, or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement. Although the Company will not initially issue more than 20% of the Company’s outstanding shares of Common Stock, the Star Agreement may require the issuance of more than 20% of the Company’s outstanding Common Stock , as described therein, and as a result, we are required to obtain stockholder approval.

On December 15, 2024, the Company entered into the Star Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders, to memorialize the proposed Transaction. After several amendments, the parties executed and delivered an Amended and Restated Stock Purchase Agreement at closing the Company will acquire 100% of the issued and outstanding capital of Star in consideration of (i) $21,000,000, to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash, less any amounts lent to Star from the Company since the Original Star Purchase Agreement, (ii) 4,770,340 shares of common stock of the Company (the “Shares”), (iii) a five-year warrant (the “Star Warrant”) to purchase an aggregate of 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share, (iv) $3,000,000 in cash and (v) a 6-month promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8%.The Shares, Star Warrants, cash and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably. If the Star Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company or if Company fails to maintain its listing on Nasdaq, Star shall be entitled to a payment from the Company in the amount of $3,000,000.

The closing of the Transaction is subject to customary closing conditions, including approval by the Company’s shareholders as required under applicable Nasdaq listing rules. As a result of the above transaction, the Shares represents 35.2% of the issued and outstanding shares of Common Stock as of the Record Date. Further, assuming the Star Equity Holders have exercised the Star Warrant, the Star Equity Holders would hold an aggregate of 16,787,988 shares of Common Stock representing 123.9% of the issued and outstanding shares of Common Stock of the Company as of the Record Date. See “Proposal One: Shareholder Approval of the Star Agreement”. As the aggregate number of shares of common stock issuable pursuant to the terms of the Star Agreement exceed 19.99% of the Company’s outstanding voting shares of Common Stock, we are required to obtain Stockholder Approval.

Why is the Company seeking stockholder approval of the exercise of the Warrants held by two investors?

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power.

Pursuant to Nasdaq Rule 5635(d), Nasdaq listed companies are required to obtain shareholder approval for a transaction, other than a “public offering,” involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) which equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance at a price that is the lower of (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement, or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Upon exercise of the Warrants at the current exercise price, the holders would be entitled to an aggregate of 3,191,400 shares of Common Stock, subject to further adjustment. We are therefore seeking the approval of the Warrants held by two investors and the transactions contemplated therein by the Company’s stockholders by adopting a resolution as described in the accompanying proxy statement under “Proposal Two: Stockholder Approval of the Warrants.”

Why is the Company seeking the approval of the ELOC Issuance Proposal?

Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if the common stock to be issued (or into which the securities may be converted or exercised) is equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (the “ELOC Exchange Cap”). This rule is designed to protect existing shareholders from excessive dilution without their consent.

On September 19, 2025, the Company and Esousa Group Holdings, LLC, a New York limited liability company (the “Investor”), entered into a common stock purchase agreement (the “ELOC Purchase Agreement”), which provides that subject to the terms and conditions set forth therein, the Company may sell to the Investor up to the lesser of (i) $250,000,000 of the Company’s common shares, par value $0.0001 per share (the “Common Stock”), and (ii) the ELOC Exchange Cap (as defined below) (subject to certain exceptions provided in the ELOC Purchase Agreement) (the “Total Commitment”), from time to time during the term of the ELOC Purchase Agreement.  The Company will control the timing and amount of any sales of Common Stock under the ELOC. Actual sales of shares of Common Stock will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock, trading volume of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The number of shares of Common stock to be sold pursuant to the ELOC over the term of the agreement could exceed the ELOC Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the ELOC, we therefore are seeking stockholder approval to issue shares above the ELOC Exchange Cap and to waive the “ELOC Exchange Cap” limitation in the ELOC Purchase Agreement as described under “Proposal Three – Approval of the ELOC Issuance Proposal.”

Why is the Company seeking the approval of the Preferred Stock Conversion Issuance Proposal?

Pursuant to Nasdaq Listing Rule 5635(b) shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change of control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding shares of common stock or voting power, and such ownership or voting power would represent the Company’s largest concentration of ownership or voting power.

On September 4, 2025, the Company and the Purchasers entered into a Securities Purchase Agreement pursuant to which the Purchasers purchased, for an aggregate purchase price of $10,000,000, (i) Series A Convertible Preferred Stock which are initially convertible into an aggregate of 2,044,800 shares of Common Stock and (ii) warrants initially exercisable into up to 3,191,400 shares. Each Share of Series A Preferred Stock has a stated value of $50,000 and will initially be convertible into 10,224 shares of Common Stock (the “Conversion Shares”) (or pre-funded warrants in lieu thereof, calculated by dividing the Stated Value by the initial conversion price equal to $4.89 per Share, subject to adjustment. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock could exceed the Preferred Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the Securities Purchase Agreement, we therefore are seeking stockholder approval to issue shares above the Preferred Exchange Cap and to waive the “Preferred Exchange Cap” limitation in the Securities Purchase Agreement as described under “Proposal Four – Approval of the Preferred Stock Conversion Issuance Proposal.”

What are the Board’s voting recommendations?

The Board recommends that you vote “FOR” each of the Proposals.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

Who may attend the Special Meeting?

Record holders and beneficial owners may attend the Special Meeting. To attend the meeting, please go to www.* and enter the 16-digit control number found on your proxy card.

How do I vote?

If you are a stockholder of record, you may:

1.	Vote by Internet. The website address for Internet voting is on the voting instruction form or proxy card.

2.	Vote by phone. The phone number for phone voting is on your proxy card.

3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card.

4.	Vote at the Special Meeting. Register, attend virtually and vote at the Special Meeting.

If you vote by phone or internet, please DO NOT mail your proxy card.

If you are a beneficial owner, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the Special Meeting, please have a legal proxy from your nominee authorizing you to vote your shares.

What constitutes a quorum?

To carry on the business of the Special Meeting, we must have a quorum. A quorum is present when one-third of the voting power of the issued and outstanding capital stock of the Company, as of the Record Date, is represented in person or by proxy. Shares owned by the Company are not considered outstanding or considered to be present at the Special Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining the existence of a quorum. As of the Record Date, there are a total of * votes that may be voted on each matter that may come before the Special Meeting. The quorum is therefore * votes.

What happens if the Company is unable to obtain a quorum?

If a quorum is not present to transact business at the Special Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Special Meeting, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit continued solicitation of proxies.

What is a “broker non-vote”?

Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm or bank) does not receive voting instructions from the beneficial owner and the record owner does not have the authority to vote those shares on a proposal.

Various national and regional securities exchanges applicable to brokers, banks, and other holders of record determine whether the record owner (for instance, the brokerage firm, or bank) is able to vote on a proposal if the record owner does not receive voting instructions from the beneficial owner. The record owner may vote on proposals that are determined to be routine under these rules and may not vote on proposals that are determined to be non-routine under these rules. If a proposal is determined to be routine, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you.

Each proposal is non-routine and the record owner may not vote your shares on any proposal if it does not get instructions from you. If you do not provide voting instructions, a broker non-vote will occur. Broker non-votes, as well as abstentions, will each be counted towards the presence of a quorum but will not be counted towards the number of votes cast for Proposal One and Proposal Two. Broker non-votes as well as abstentions will have the same legal effect as a vote “AGAINST” Proposal Three.

How many votes are needed for each proposal to pass?

Proposals		Vote Required
(1)	Approve the Star Agreement.	Majority of the voting power present in person or by proxy and entitled to vote on the matter
(2)	Approve the Exercise of the Warrants	Majority of the voting power present in person or by proxy and entitled to vote on the matter
(3)	Approve the ELOC Issuance Proposal	Majority of the voting power present in person or by proxy and entitled to vote on the matter
(3)	Approve the Preferred Stock Conversion Issuance Proposal	Majority of the voting power present in person or by proxy and entitled to vote on the matter

What constitutes outstanding shares entitled to vote?

At the close of business on the Record Date, there were * shares of Common Stock which are entitled to one (1) vote on all matters at the Special Meeting.

Is broker discretionary voting allowed and what is the effect of broker non-votes?

Proposals		Broker Discretionary Vote Allowed	Effect of Broker Non- Votes on the Proposal
(1)	Approve the Star Agreement	No	None
(2)	Approve the Exercise of the Warrants	No	None
(3)	Approve the ELOC Issuance Proposal	No	None
(4)	Approve the Preferred Stock Conversion Issuance Proposal	No	None

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under the DGCL, abstentions are counted as shares present and entitled to vote at the Special Meeting. Generally, unless provided otherwise by applicable law, our Bylaws provide that an action of our stockholders (other than the election of directors) is approved if a majority of the number of shares of stock entitled to vote thereon and present (either in person or by proxy) vote in favor of such action. Therefore, votes marked as “ABSTAIN” will have no effect on the outcome on each of the proposals.

What are the voting procedures?

You may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any of these proposals. You should specify your respective choices on the accompanying proxy card or your voting instruction form.

Is my proxy revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the Special Meeting by giving written notice to the Corporate Secretary of the Company, by delivering a proxy card dated after the date of the proxy or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Nukkleus Inc., 575 Fifth Ave, 14th floor, New York, New York 10017, Attention: Corporate Secretary.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by the Company’s officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing. We may hire an independent proxy solicitation firm.

Could other matters be decided at the Special Meeting?

Other than the Star Purchase Proposal, the Warrant Shares Proposal, the ELOC Issuance Proposal and the Preferred Stock Conversion Issuance Proposal, no other matters will be presented for action by the stockholders at the Special Meeting.

Do I have dissenters’ (appraisal) rights?

Appraisal rights are not available to the Company’s stockholders with respect to any of the proposals brought before the Special Meeting.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please follow the instructions and vote in accordance with each proxy card and voting instruction card you receive.

Interest of Officers and Directors in Matters to Be Acted Upon

Menachem Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Except as outlined herein, none of the other officers or directors of the Company have any interest in any of the matters to be acted upon at the Special Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL ONE, “FOR” PROPOSAL TWO,
“FOR” PROPOSAL THREE AND “FOR” PROPOSAL FOUR.

PROPOSAL ONE:

STOCKHOLDER APPROVAL OF THE STAR AGREEMENT

As discussed elsewhere in this proxy statement, including under “The Star Purchase”, below, the holders of the Company’s Common Stock will consider and vote on the Star Purchase Proposal. The holders of the Company’s Common Stock should read this proxy statement carefully in its entirety, including but not limited to the section titled “The Star Purchase”, below, including Annex A (which is incorporated by reference herein), for more detailed information concerning the Star Agreement and the Star Purchase. A copy of the Star Agreement is attached to this proxy statement as Annex A.

Stockholder Approval of the Star Agreement

Pursuant to applicable Nasdaq Listing Rules, the issuance of the Shares and the Star Warrant to Star and the Star Equity Holders in connection with the Star Agreement require approval of our stockholders, and we are therefore asking our stockholders to approve the Purchase Proposal by adopting the following resolution:

“WHEREAS, the Board of Directors of the Company has determined that it is expedient and in the best interests of the Company and its stockholders for the Company to complete the Star Purchase on the terms and subject to the conditions set forth in that certain Amended and Restated Securities Purchase Agreement and Call Option, dated September 15, 2025, between the Company, Star, the equity holders of Star (the “Star Equity Holders”), and Menachem Shalom, as representative of the Star Equity Holders, as amended (as it has, and may be, further amended from time to time and including all exhibits and schedules thereto, the “Star Agreement”), pursuant to which the Company will acquire shares of class A common stock of Star representing 100% of Star, resulting in Star becoming a wholly-owned subsidiary of the Company;

RESOLVED, that (1) the purchase of the equity interest in Star on the terms and subject to the conditions set forth in the Star Agreement, and (2) the other terms and conditions of the Star Agreement, including, but not limited to, as required by and in accordance with Nasdaq Listing Rules 5635(a), (b) and 5635(d), the issuance of shares of Common Stock and Star Warrants to acquire shares of Common Stock of the Company to Star, which will be assigned to the Star Equity Holders, which number of shares of Common Stock exceeds 19.99% of the Company’s outstanding shares of Common Stock as of the date of the closing of the Star Agreement, and effect a “change of control” of the Company, are each hereby approved, authorized and adopted in all respects.”

A vote in favor of the Star Purchase Proposal will be deemed the approval of the Star Agreement, each of the terms and conditions thereof, and all of the transactions contemplated therein and thereby.

Required Vote; Recommendation of the Board

Approval of the Star Purchase Proposal requires that more votes are cast in favor of such Star Purchase Proposal than are cast opposing such Star Purchase Proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting. For purposes of the vote on the Star Purchase Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by mail, telephone, over the Internet or in person at the Special Meeting will have no effect on the vote to approve the Star Purchase Proposal, except to the extent that a failure to vote prevents the Company from obtaining a quorum for the Special Meeting. The Star Purchase is contingent upon the Star Purchase Proposal being approved by the Company’s stockholders at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE STAR PURCHASE PROPOSAL.

THE STAR PURCHASE

The discussion of the Star Purchase in this proxy statement is qualified in its entirety by reference to the Star Agreement, a copy of which (including the amendment thereto) is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the Star Agreement carefully and, in its entirety, as it is the legal document that governs the Star Purchase.

Overview of the Star Purchase

On December 15, 2024, the Company entered into the Securities Purchase Agreement and Call Option, which was subsequently amended on each of February 11, 2025, May 13, 2025, June 15, 2025 and July 25, 2025. Said agreement, as amended, provided that the Company would acquire 51% of Star and the Star Equity Holders would grant the Company an option to purchase the balance of the equity. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star.

On September 15, 2025, the parties executed and delivered the Amended and Restated Securities Purchase Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders, to memorialize the proposed Transaction. Pursuant to the Star Agreement, the Company at closing will acquire 100% of the issued and outstanding capital of Star in consideration of (i) $21,000,000, to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash, less any amounts lent to Star from the Company since the Original Star Purchase Agreement, (ii) 4,770,340 shares of common stock of the Company (the “Shares”), (iii) a five-year warrant (the “Star Warrant”) to purchase an aggregate of 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share, (iv) $3,000,000 in cash and (v) a 6-month promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8%.The Shares, Star Warrants, cash and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably. If the Star Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company or if Company fails to maintain its listing on Nasdaq, Star shall be entitled to a payment from the Company in the amount of $3,000,000.

The closing of the Transaction is subject to customary closing conditions, including approval by the Company’s shareholders as required under applicable Nasdaq listing rules. As a result of the above transaction, the Shares issued to Star and assigned to the Star Equity Holders represents 44.8% of the issued and outstanding shares of Common Stock as of the Record Date. Further, assuming the Star Equity Holders have exercised the Star Warrant, the Star Equity Holders would hold an aggregate of 16,787,988 shares of Common Stock representing 157.8% of the issued and outstanding shares of Common Stock of the Company as of the Record Date.

A complete copy of the Star Agreement is attached to this proxy statement as Annex A.

Parties to the Star Purchase

Nukkleus Inc.

We currently are focusing on the commercialization of third-party defense-related products, technologies and solutions and exploring the development and commercialization of proprietary solutions targeting defense and aerospace markets. We are establishing a joint venture company in Israel with Mandragola, Inc., which is intended to establish advanced manufacturing zones in both the Baltics and Israel, designed to support civil and defense aviation needs. Plans also include the development of a NATO-compliant logistics hub in Riga in cooperation with additional regional partners, as well as facilities dedicated to licensed maintenance and repair (MRO) services, aircraft modernization, resale, and leasing, including the deployment of the de-icing technology for commercial aircrafts which the Company recently licensed (on an exclusive basis) from Blade Ranger Ltd. Most recently, the Company will obtain the portfolio of proprietary defense and aerospace software products of Tiltan, including T-BAT (GPS-denied navigation and landing software), T-TRACK (real-time video motion detection and tracking), AGM (3D mapping and GIS generation from aerial imagery), TOPS (physics-based 3D simulation system with thermal and radar capabilities), Majestic.ai (AI training dataset and synthetic data generation), and T-Aware (multi-sensor operational management system for situational awareness). We have an exclusive distribution agreement with Blade Ranger pursuant to which we have exclusive distribution rights for defense and homeland security sector in the United States for their proprietary product - a unique drone payload that can be used by military forces and homeland security organizations.

Star 26 Capital Inc.

Star 26 Capital Inc. is a corporation organized under the laws of the State of Nevada on January 17, 2024. We were formed as an acquisition holding company to invest in and/or buy controlling stakes in private businesses with a view towards improving their operations, management, and sales and marketing, and leading them to an improved financial outcome for the benefit of our stockholders. Our acquisition strategy currently focuses on business sectors that are expected to provide higher-than-average return such as the Israeli defense and aerospace industries. Our defense technology business operates through B. Rimon Agencies Ltd., an Israeli limited liability company we acquired on February 15, 2024. Our primary market for our Rimon products is Israel, where we serve defense, security, and military clients. Israel is a significant player in the global defense market, accounting for 2.3% of global military exports and ranking as the 10th largest defense exporter from 2018 to 2022. We offer a diverse range of products for our clients:

●	Specialty Vehicles: Including command vehicles, mobile communication trailers, covert operations vehicles, SWAT trucks, UAV ground centers, satellite news vans, and rescue trailers.

●	Generators and Hybrid Energy Packs: Providing AC and DC current generating kits, energy banks, and rugged air conditioning kits for combat vehicles and harsh field missions.

●	Advanced Lighting Systems: Offering energy and lighting trailers and advanced field lighting solutions.

●	Multi-Mission Trailers: Such as reconnaissance vehicles, firefighting trailers, and satellite broadcast mobility platforms.

●	Telescopic Masts: Used for various field applications.

Our special utility vehicles are customized to meet the unique needs of law enforcement and military agencies, emphasizing durability, safety, and performance features.

Most recently, Star has granted a convertible loan to ITS Industrial Techno-logic Solutions Ltd., an Israeli corporation which designs, develops and manufactures fully integrated electro-mechanical machines, assembly lines and custom motion systems, and acquired 67% of Water.io Ltd., a pioneer in smart hydration technology which recently announced a non-binding letter of intent to acquire Zorronet, a developer of AI-powered unmanned control rooms and integrated physical security platforms.

Star 26 Capital Inc. Shareholders – Represented by Menachem Shalom

The Star 26 shareholders (the Selling Shareholders) are represented by Menachem Shalom, who is the controlling shareholder of Star 26. Menachem Shalom is also the CEO and a director of Nukkleus.

Recommendation of the Board and its Reasons for the Star Purchase

The Board evaluated the terms of the Star Agreement and the Star Purchase. After careful consideration, the Board, after several meetings held to discuss the transactions, unanimously approved the initial agreement with Star and then on September 15, 2025 the acquisition of 100% of Star pursuant to the Star Agreement. Mr. Shalom, due to his relationship with Star, recused himself from voting on the matter.

The Board considered the following factors in reaching its conclusion to approve the Star transaction and to recommend that the stockholders approve the Star Agreement and the issuance of shares of Common Stock in connection with the Star Purchase, the majority of which the Board viewed as supporting its decision to approve the acquisition:

●	The Board had undertaken a comprehensive and thorough process of reviewing and analyzing potential merger/combination/acquisition candidates to identify the opportunity that would, in the opinion of the Board, create the most value for the stockholders. The Board reviewed four candidates for consideration, and the board undertook discussions and evaluations of their financial statements.

As part of that process the Company’s Board has identified several comparable indicators, parameters and requirements for the “desired” target. These include, for example, the proposed target financials, corporate governance, sector and industry, projections, business model, shareholders’ equity, whether it would be considered an operating activity under the applicable Nasdaq rules, third party investors or investment bank indicating the ability to raise funds for the target before or after a business combination, the proposed structure of the business combination, availability of detailed due diligence materials, availability of PCAOB audited financials, reasonability of the proposed terms, the likelihood of the proposed target to be approved by shareholders’ vote and, very importantly, the likelihood and timeline to close such transaction. Other factors were considered as well.

In addition to the parameters set forth above, the Board also evaluated each of the four opportunities with respect to their ability to move at a rapid pace, the target’s operations, terms and valuations and the industry the target operates in. Two of the entities were operating in the agriculture or agtech space one of which was unable to provide any due diligence. Due to the lack of diligence materials for one opportunity and the lack of expertise in the agriculture space in general, the Company declined to pursue these transactions. The third proposed merger candidate reviewed by the Board operated in the merchant banking space with limited operations that carried a debt burden and was unable to address certain diligence questions including, but not limited to, valuation and clarity on the business model. In evaluating Star 26, the Board believed the defense industry was the most appealing of all opportunities evaluated. Further, Star 26 was able to provide audited financials reflecting that it was generating revenue and thorough diligence materials. The Board determined that the valuation of Star 26 was reasonable and that if the Company were to proceed with Star 26 that such transaction was most appealing to the Board and it believed, in turn, to its shareholders. Further, the recent developments in the world (war in Ukraine, war in Israel, increasing tension in China, and an incoming Republican administration) provided indication that the defense sector was a market the Company should be entering.

●

The Board believes, based in part on the judgment, advice, and analysis of its Board with respect to the potential strategic, financial, and operational benefits of the Star Agreement, that the Star Agreement represents an attractive market opportunity following the completion of the Star Purchase as the Board viewed the defense sector as growing. The Board, in making this assessment, requested that Reuven Yeganeh, a director of the Company and member of the audit committee, shall direct the analysis, evaluation and negotiations of the potential acquisition and provide a full assessment to the Board.

Mr. Yeganeh, in making such assessment and analysis, first described the background and situation of the Company which included – lack of funds, late filings with the Securities and Exchange Commission and Nasdaq delisting notices, severe negative cash flow, an operating subsidiary (DRFQ) that was losing money and multiple claims and threatened litigation by various third parties.

Mr. Yeganeh further enumerated the considerations to evaluate potential target companies and acquisitions. These considerations included the potential target company financials, operations and management; the target company’s revenues, profitability, shareholders’ equity, debt, capital structure and business plan; the sector the company is operating in; the business model and the valuation attributed to the potential target companies by their respective management, which was based on their historical financial statements as well as their projected financial results; readiness to close a potential acquisition (primarily if the target company has PCAOB audited financials); the likelihood that the acquisition would be approved by the stockholders and the ability of the Company to obtain financing from investors for a proposed acquisition; the scope of the due diligence materials provided by the company; and the proposed deal structure and potential effect on the Company and the value for the shareholders.

In November 2024, Mr. Yeganeh provided the Board a detailed analysis of all potential acquisition targets and determined that the immaturity of some of the potential targets’ businesses, the lack of experience in certain industries of the board of directors of the Company (such as agriculture), the lack of information on other opportunities, the fact that many potential targets were not able to provide audited financials and the un-attractiveness of their business model, business plans and financial results all supported further investigating the potential acquisition of Star. Mr. Yeganeh assessment then focused on Star’s capability to enter into an acquisition agreement and its readily availability of audited financial statements, which is a critical component for a public company similarly situated as Nukkleus. Further, the assessment also focused on the growing nature of the defense industry recent developments in the world such as the war in Ukraine, the war in Israel and Gaza, the increasing tension with China and the change in the administration in the United States which was presumed to be more focused on military readiness. Additional important considerations included Star business plan and operations and strong indications from investment bankers willing to raise capital for the Company in connection with an acquisition of Star. The defense industry, in which the Company will operate in post-merger, has received increased attention to the various conflicts around the world and is projected to grow.

As part of the evaluation of the Star acquisition, the board has received a valuation indication prepared by C Value Business Consultant. According to such indication, described in detailed below, Star's valuation was $40.4 million. Despite said indication, Mr. Yeganeh, on behalf of the board and the Company, negotiated the acquisition valuation with Star which occurred in late November 2024 and at the beginning of December 2024.

Star was initially seeking a valuation of $90 million. Mr. Yeganeh countered with what the Board deemed to be a more reasonable valuation within the range of $16-19 million. Mr. Yeganeh reasoned that a valuation within this range could be justified based on the actual financial results of Star. Star countered that the valuation would need to be in the range of $40-50 million given Star’s potential and the current state of the defense industry. Mr. Yeganeh insisted that the key factor to determine the valuation for the transaction would have to be based on the historic and actual financial results of Star. During the two week period of late November 2024 and beginning of December 2024 the parties had several negotiation sessions during which the parties discussed the potential deal structure, the valuation, the consideration components and the need for immediate execution of the transaction. Mr. Yeganeh proposed, as a sole consideration element, that the Company shall issue Star a note. Star management requested that the consideration would include a portion in cash to Star and Nukklues’ securities to be issued to Star shareholders.

As a way of compromise, the parties agreed on the final valuation and the consideration to be provided to the shareholders, as provided for in the agreement executed by the parties. The reduction of the valuation, as described above, was achieved by allocating some of the consideration to Star itself and some to its shareholders. Such construction of the total consideration led Star management to agree to the reduced valuation offered by Mr. Yeganeh.

It should be noted that as a result of Mr. Yeganeh’s efforts and negotiations, the Acquisition Agreement eventually signed by the parties reflected a significantly lower (around 35%) valuation of Star compared to the indication provided by C Value.

The Board then made the ultimate decision to proceed with the Star Agreement. Mr. Shalom recused himself from all discussions regarding this decision.

Star’s primary geographic market focus as of the date of this prospectus is Israel where the majority of Star’s customers are located and operate. We believe that Israel is a heavyweight in the global defense market, primarily due to its advanced military industries, with the country specifically accounting for 2.3% of global military exports (Observer Research Foundation, the strategic and military-technological significance of Israel). Israel was the 10th largest defense exporter from 2018 to 2022, with the U.S. and United Kingdom being among those customers that implemented Israeli defense systems such as the ‘Trophy’ Active Protection system, which creates a neutralization bubble around military vehicles and rapidly detects, classifies and engages all known chemical energy (CE) threats including recoilless rifles, ATGMs, AT rockets, HEAT tank rounds, and RPGs. Israel has a strong missile defense system and is one of few countries with successful experience in a multi-tiered missile defense system. There have also been multiple sales between Israel and national providers of defense technologies. For example, the U.S. approved the sale of David’s Sling, a complete air defense system designed to defeat the full spectrum of long range air and missile threats, by Israel and the private company Rafael Advanced Defense Systems Ltd., manufacturer of the David’s sling system, to Finland on August 2, 2023, a project that was valued at more than 300 million euros, marking a key development in Israel’s medium-tier missile defense offerings.

We also believe that the economic and market dislocations resulting from the conflict in Israel, as well as other conflicts worldwide, provide an opportunity for companies in the defense industry to see higher-than-average demand for their products and services. Such market conditions, if they persist, would allow us to focus on acquiring profitable businesses in the defense sector, with the opportunity to take advantage of their potential future growth. Within the Israeli defense market in particular, we expect to see a significant number of businesses struggling to satisfy growing demand for their products and services due to a lack of access to capital and experienced executive level leadership among other factors. We believe we will be able to provide these needed resources to any Israeli target company that we acquire. We are confident that the expertise of our management team and the relationships that they can bring to an acquisition represent a compelling value proposition for any potential acquisition target looking to add working capital, a pathway to exit, and a solid leadership base, to assist such a company to grow and expand and to be able to take advantage of market opportunities as they arise.

●	The Board concluded that the Star Agreement would provide the existing stockholders a significant opportunity to participate in the potential growth of the Company following the closing of the Star Purchase.

●	The Board also considered that the post Star Purchase company will continue to be led by Menachem Shalom, the existing CEO of the Company, who is an experienced senior manager with considerable experience.

●	The Board considered the valuation and business prospects of all the potential merger/combination/acquisition candidates. In particular, their collective view was Star was the most attractive acquisition candidate. After considering the comprehensive diligence review that the management had completed of other prospective merger/combination/acquisition targets, the board concluded that the Star Purchase had the potential to create more value for the stockholders than any of the other proposals that the board had received.

●	The Board considered the conditions to closing contained in the Star Agreement, which the Board believed are reasonable and customary in number and scope.

●	The Board authorized management to move forward with the Star negotiations and Mr. Yeganeh requested a valuation indication from C Value and, in parallel, conducted negotiation sessions with Star. The discussions with Star occurred at the end of November 2024 and beginning of December 2024. Subsequent to determining that Star was the most suitable candidate, the Board obtained a valuation indication as of November 24, 2024, by C Value Business Consulting, a third party valuation firm based in Israel. The valuation indication was conducted in accordance with generally accepted accounting principles (GAAP) and utilized two primary approaches: the Income Approach (Discounted Cash Flow method) and the Market Approach (Multiples method).

●	On September 15, 2025, the Board approved the transaction with Star after taking into account all of the foregoing considerations.

The valuation examined the business and financial projections provided by Star. Star’s forecasted financials included the following figures (amounts in thousands)

DCF "000" USD		25/11-31/12/2024	2025	2026	2027	2028	01/01-24/11/2029
Total Income		526	9,333	39,667	102,600	163,440	200,764
% Growth			75.0%	325.0%	158.7%	59.3%	36.3%
Cost of revenue		395	7,000	29,750	76,950	122,580	150,573
% From Income		75.0%	75.0%	75.0%	75%	75.0%	75.0%
Gross Profit		132	2,333	9,917	25,650	40,860	50,191
% From Income		25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
R&D Expenses		5	143	621	1,112	2,579	4,483
% From Income		1.0%	1.5%	1.6%	1.1%	1.6%	2.2%
S&M Expenses		4	95	383	572	948	1,177
% From Income		0.7%	1.0%	1.0%	0.6%	0.6%	0.6%
G&A Expenses		102	1,602	5,769	7,705	11,430	12,713
% From Income		19.3%	17.2%	14.5%	7.5%	7.0%	6.3%
Operational Profit		21	493	3,143	16,261	25,903	31,818
% From Income		3.96%	5.28%	7.92%	15.85%	15.85%	15.85%
Tax Rate	21%	-4	-104	-660	-3,415	-5,440	-6,682
Tax Assets		0	0	0	0	0	0
Income Taxable		21	493	3,143	16,261	25,903	31,818
Profit after tax exp		16	390	2,483	12,846	20,463	25,137
% From Income		3.1%	4.2%	6.3%	12.5%	12.5%	12.5%
CaPEX		(1)	(4,800)	(18,000)	(32,400)	(285)	(351)
Depreciation		1	16	69	179	285	351
Change in W.C		(288)	0	0	0	0	0

The financial projections above were prepared by C Value using the following assumptions:

1.	Due to the fact that as of the valuation date the Star does involve debt, the valuation used the capital asset pricing model (CAPM) to calculate the Star’s weighted average cost of capital (WACC).

2.	The growth in revenues is based on the following assumptions:

a.	Rimon's sales would increase by 40% in the 2nd year after the acquisition; 35% in the 3rd year after the acquisition; 30% in the 4th year after the acquisition; 30% in the 5th year after the acquisition;

b.	6 months after the acquisition, Star would acquire a second company with annual sales of $8,000,000. The 2nd company sales would increase by 40% in the 2nd year after the acquisition; 35% in the 3rd year after the acquisition; 30% in the 4th year after the acquisition; 30% in the 5th year after the acquisition;

c.	12 months after the acquisition, Star would acquire a third company with annual sales of $12,000,000. The 3rd company sales would increase by 40% in the 2nd year after the acquisition; 35% in the 3rd year after the acquisition; 30% in the 4th year after the acquisition.

d.	18 months after the acquisition, Star would acquire a third company with annual sales of $18,000,000. The 4th company sales would increase by 20% in the 2nd year after the acquisition; 50% in the 3rd year after the acquisition; 50% in the 4th year after the acquisition.

e.	24 months after the acquisition, Star would acquire a third company with annual sales of $24,000,000. The 5th company sales would increase by 40% in the 2nd year after the acquisition; 35% in the 3rd year after the acquisition.

To calculate the WACC, the following parameters were used:

WACC	24/11/2024
Releveled beta	1.71
Risk free rate	4.72%
Market premium	4.70%
Size premium	10.73%
Country risk premium	0.00%
Specific premium	7.14%
Cost of equity	30.61%
Leverage ratio	27.12%
Kd	9.50%
Tax rate	21.0%
WACC	24.3%
Round	24.0%

Based on the assumptions presented above, as of the valuation date of November 25, 2024, the value of Star was estimated at 40,437 thousand USD, , was follows:

Company Value	24/11/2024
Terminal Value	48,593
Short term Value	-7,279
Enterprise Value	41,314
Debt, Net	-877
Company Value	40,437

Implementation of the Multiples Method

For the purpose of the valuation process, the following multiples were considered:

●	Enterprise Value-to-Revenue Ratio: The revenue multiple is defined as the ratio between the company's enterprise value and its annual revenue. This metric focuses on the company's total income without accounting for operating expenses, financing, taxes, or one-time income.

●	Enterprise Value-to-EBITDA Ratio: The EBITDA multiple is calculated by dividing the enterprise value by EBITDA. EBITDA is obtained by adding depreciation and amortization expenses to the operating profit.

The EV/Revenue and EV/EBIT multiples were applied in the valuation. To determine these, C Value Business Consulting analyzed the most recent financial data available as of the valuation date for several publicly traded companies in the defense sector, which aligns with Star's area of activity. At the time of the valuation, Star single investment is Rimon, a company operating in the defense sector.

Although the valuation date used by the outside independent consulting firm was November 24, 2024, to ensure a full year of data for calculating the multiples, the period selected, based on the financial statements of the companies, spans from September 30, 2023, to September 30, 2024.

For that purpose, the following companies were analyzed:

Transdigm Group Incorporated –

TransDigm specializes in the design and manufacture of highly engineered aerospace components, serving primarily military and commercial aviation sectors. The company is recognized for its strategic acquisitions and its focus on mission-critical products for defense systems.

As of September 30, 2024, Transdigm Enterprise's market value was 98.84 billion USD. For the period between September 30, 2023, and September 30, 2024, the company reported total revenues of 7.94 billion USD and operating income of 3.53 billion USD.

Howmet Aerospace Inc–

Howmet Aerospace manufactures advanced jet engine components, titanium structures, and aerospace fasteners, maintaining a strong presence in the global defense and aviation markets. Its products are essential for supporting high-performance military aircraft and aerospace systems.

As of September 30, 2024, Howmet Aerospace Enterprise's market value was 44.45 billion USD. For the period between September 30, 2023, and September 30, 2024, the company reported total revenues of approximately 7.27 billion USD and operating income of 1.51 billion USD.

Huntington Ingalls Industries Inc–

HII is the largest military shipbuilder in the United States, specializing in constructing advanced naval vessels and providing technical services to defense and government agencies. The company operates through divisions dedicated to shipbuilding and advanced mission technologies.

As of September 30, 2024, HII Enterprise's market value was 14.93 billion USD. For the period between September 30, 2023, and September 30, 2024, the company reported total revenues of 11.70 billion USD and operating income of 737 million USD.

Textron Inc –

Textron is a diversified industrial company with a significant presence in defense and aviation. Its subsidiaries, including Bell Textron and Textron Aviation, provide innovative aircraft, rotorcraft, and engines for military and commercial use worldwide.

As of September 30, 2024, Textron Enterprise's market value was 18.66 billion USD. For the period between September 30, 2023, and September 30, 2024, the company reported total revenues of 13.98 billion USD and operating income of 1.04 billion USD.

General Dynamics Corp –

General Dynamics Corp specializes in the design, development, and manufacture of advanced defense and aerospace systems. Serving both military and commercial sectors, the company is renowned for its cutting-edge technologies, including combat vehicles, shipbuilding, and aerospace solutions.

As of September 30, 2024, Textron Enterprise's market value was 90.26 billion USD. For the period between September 30, 2023, and September 30, 2024, the company reported total revenues of 46.04 billion USD and operating income of 4.66 billion USD.

Below is a summary comparing the revenue multiples of the selected companies as of September 30, 2024 (in millions of dollars):

Company	Revenues	EV	Operating Income	EV / EBIT Multiple	EV / Revenue Multiple
Transdigm Group Incorporated (TDG)	7,940	98,849	3,531	28	12
Howmet Aerospace Inc (HWM)	7,270	44,457	1,514	29	6
Huntington Ingalls Industries Inc (HII)	11,708	14,932	737	20	1
Textron Inc (TXT)	13,981	18,665	1,042	18	1
General Dynamics Corp (GD)	46,046	90,266	4,661	19	2

The following results were obtained:

Multiples
EV/EBIT Multiple
Average	22.98
Median	20.26
75th percentile	27.99
90Th percentile	28.82

Revenue Multiple
Average	4.63
Median	1.96
75th percentile	6.12
90Th percentile	9.92

The resulting Star value for 100% ownership was estimated at $40.4 million. The intangible assets were valued using the Income Approach, with a weighted average cost of capital (WACC) of 31%, reflecting the company’s risk profile. Customer relationships and distributor relations were assessed based on projected revenues (40% from distributors, 60% from direct customers), a 42.15% attrition rate that was calculated according to historic parameters and data provided by Star, and a 4-year economic life. The order backlog was valued based on expected 2025 revenues of $1,024,307, with a 1-year life. The valuation firm assumed the backlog would be converted to actual revenues and therefore attributed relevant value to the backlog. However, prior to the Board resolution, no valuation firm provided an opinion on the fairness of the Star Agreement. Notwithstanding, the Board determined that in light of several factors, including the market acceptance of the transactions contemplated by the Star Agreement and increased valuation of Star, obtaining a fairness opinion need not be one of the Closing conditions of the Star agreement.

On February 11, 2025, the Company, Star and the Star Equity Holders, entered into an amendment providing that the consideration to be invested by the Company into Star shall be increased from $15,000,000 consisting of cash in the amount of $5,000,000, as initially contemplated, to $21,000,000 and increase the Investment Note to $16,000,000. Further, the Amendment increased the amount that the Company will lend to Star prior to the closing date from $1,000,000 to $1,800,000. The Amendment also provided that in the event Star consummates its initial public offering or a direct listing to a national exchange (Nasdaq or NYSE) of its shares of Class A Common Stock, then the Option shall automatically expire.

On May 13, 2025, the parties entered into Amendment No. 2 increasing the amount that the Company will lend to Star prior to the closing date from $1,800,000 to $3,000,000 and removed the closing condition requiring a fairness opinion be delivered at closing. The determination to increase the amount that the Company will lend to Star was not a result of a change in the valuation the Board has ascribed to Star. Rather, the Board increased the loan to Star in the interest of further supporting the transaction and providing Star with the flexibility to pursue its goals, which in turn would benefit the Company following the closing. After the execution of the Agreement and given worldwide increase in defense spending and overall growth of the Sector, Star has demonstrated the ability to further grow its business, more than initially anticipated as additional business opportunities have been introduced to Star. The announcement of the acquisition created a significant rise in the share price of the Company and allowed it to raise $10mm – two critical factors that provided further support to the Board’s recommendation. Therefore, the Board determined that it is in the best interests of the Company to enable Star to further grow its business and operations – without increasing the consideration elements paid to Star shareholders – but only increasing the amounts invested and provided to Star itself. The Board does not believe that the consideration component to be paid to Star’s shareholders (as opposed to the components invested in Star itself) changed as of May 13, 2025 and, as of such date, still recommends that the that the shareholders approve the Star Purchase proposal. The Board firmly considers that the proposed acquisition is in the best interest of the Company and its shareholders.

On June 13, 2025, the parties entered into Amendment No. 3 which provides for liquidated damages of $3,000,000 to be paid to Star if the Company fails to make all payments provided for in the Agreement or if the Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company.

On July 25, 2025, the parties entered into Amendment No. 4 which provides that all the Class B common stock in Star owned by Menachem Shalom is converted to shares of Class A Common Stock.

The terms of the amended Agreement between the parties provided a valuation of $32,260,000 to Star. That valuation represents the following multiples:

∙€€Enterprise Value / Revenue (2026) 0.81

∙€€Enterprise Value / EBITDA (2026) 4.44

The Board of Directors, after careful consideration, determined that obtaining a fairness opinion was not necessary for the proposed acquisition of Star. This decision was based on several factors. First, the Board conducted a thorough due diligence process, which included a comprehensive review of the target company’s financial performance, operations, and strategic alignment with our business objectives. Second, the transaction terms were negotiated at arm’s length, with independent legal and financial advisors providing guidance to ensure the acquisition price and structure were reasonable and in the best interests of the Company and its shareholders. Third, the Board’s extensive experience in evaluating similar transactions, combined with the robust market data available, provided sufficient confidence in the fairness of the transaction without the need for a separate fairness opinion. Fourth, the significant rise of the Company’s share price and the investment made by a third-party investor immediately after the announcement of the proposed acquisition serve as strong indication and evidence that the terms of the acquisition, and specifically Star’s valuation, are adequate. The Board believes this approach aligns with its fiduciary duties and optimizes the use of Company resources while maintaining a focus on delivering value to its shareholders.

●	The Board also reviewed the terms of acquiring 51% of Star and associated transactions, including that the number of shares of common stock to be issued in the Star Purchase was based on the relative valuation of the companies and is based on a fixed percentage.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the Star Agreement, including:

●	The substantial expenses to be incurred in connection with the Star Agreement, including the costs associated with any related litigation.

●	The possible volatility, at least in the short term, of the trading price of the Common Stock resulting from the announcement of the Star Agreement.

●	The risk that the Star Purchase might not be consummated in a timely manner or at all, the potential adverse effect of the public announcement of the Star Agreement and the potential adverse effect of the delay or failure to complete the Star Purchase on the reputation of the Company.

●	The risk to the business, operations, and financial results in the event that the Star Purchase is not consummated.

●	The strategic direction of the post Star Purchase company, which will be determined by the Board.

●	The risk that the value of the acquired assets could decline after the execution of the Star Agreement and announcement of entering into the Star Agreement, particularly in light of the fact that the purchase price consideration would not be adjusted to reflect declines in the value of such assets.

●	The significant portion of the outstanding Common Stock which could be issued as part of the Star Purchase, as well as the dilution to existing stockholders associated therewith.

●	The conflict of interest between our CEO, who is the CEO and controlling shareholder of Star and the best interests of the Company. Mr. Shalom owns 54.95% of Star’s issued and outstanding shares of common stock outstanding. Approximately 12 shareholders hold the Class A Common Stock including family members of Mr. Shalom which hold 45.05% of the Class A Common Stock. As a result of the most recent amendment to the Purchase Agreement, the shares of Class B common stock were converted to Class A common stock. Accordingly, Mr. Shalom has no rights different than any other stockholder in Star Notwithstanding the cancellation of the Class B common stock held by Mr. Shalom, he is the only director of Star and holds 54.95% of the issued and outstanding shares. In order to address the issues stemming from this conflict of interest, Reuven Yeganeh, a director of the Company, provided the Board with a full assessment and analysis of all potential acquisition opportunities. Mr. Yeganeh, together with the full Board, then negotiated the consideration and the terms of the Star Agreement.

The Board believes, based in part on the judgment, advice, and analysis of its Board with respect to the potential strategic, financial, and operational benefits of the Star Agreement, that the Star Agreement represents an attractive market opportunity following the completion of the Star Purchase as the Board viewed the defense sector as growing. The Board in making this assessment requested that Reuven Yeganeh, a director of the Company, provide a full assessment. The Board then made the ultimate decision to proceed with the Star Agreement, which Mr. Shalom recused himself from. Mr. Shalom also recused himself from all subsequent Board decisions regarding the Star Agreement and proposed transaction, such as the two amendments to the Star Agreement. The defense industry, in which the post Star Purchase company will operate, has received increased attention to the various conflicts around the world and is projected to grow.

In August and September of 2025, Mr. Yeganeh and Mr. Shalom discussed the possibility of changing the acquisition of 51% to having Nukkleus acquire 100% of Star.

* * * * *

The above discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth certain material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Star Purchase and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it.

The Board recommends that our stockholders vote “FOR” the Star Purchase Proposal.

Activities of the Company Following the Closing of the Star Purchase

Following the completion of the Star Purchase, the Company will continue to be a public company and will continue to be listed on The Nasdaq Global Market following the Closing under the same trading symbol provided it continues to comply with all Nasdaq Stock Market (“Nasdaq”) rules.

The Star Purchase will have no effect on the attributes of shares of the Common Stock held by the Company’s stockholders, except for the increase in such outstanding shares of Common Stock in connection with the issuance of shares of Common Stock, as discussed in greater detail herein.

Purchase Agreement Consideration

Pursuant to the Star Agreement, the Company at closing will acquire 100% of the issued and outstanding capital of Star in consideration of:

(i)	$21,000,000 in a combination of cash in the minimum amount of $5,000,000 and a promissory note for the remaining balance maturing in 12 months following the closing (the “Investment Note”),

(ii)	the Company issuing Star 4,770,340 shares of Common Stock of the Company (the “Shares”), which Star intends to assign to the Star Equity Holders,

(iii)	the Company issuing Star a five-year warrant to purchase an aggregate of 12,017,648 shares of the Company’s Common Stock for an exercise price of $1.50 per share (the “Initial Warrant”), which Star intends to assign to the Star Equity Holders;

(iv)	$3,000,000 in cash to the Star Equity Holders; and

(v)	a $3,000,000 6-month promissory note to the Star Equity Holders.

The Company intends to issue the Shares and the Star Warrant in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as the issuance did not involve the use of general solicitation or advertising, Star is the only purchaser, the Star management team is financially sophisticated, Star has access to the Company’s information through its filings made with the SEC under the Securities Exchange Act of 1934, as amended, there is no public offering intent and there is a restriction on resale, which all support the conclusion that the issuance does not involve a public offering. Star intends to assign the Shares and Star Warrant to its shareholders. No consideration will be paid by the Star Equity Holders to Star in consideration for the assignment of the Shares and the Star Warrant and such assignment, which will be made to the 16 shareholders of Star, will be on a pro rata basis. As such assignment is to a limited number of parties consisting of only 16 Star shareholders, there is an exemption from registration provided by Section 4(a)(1) under the Securities Act of 1933, as amended, as Star is not transferring the securities with the intent to engage in a distribution, the assignment is a private, non-public transaction between Star and its shareholders, the securities will remain restricted and the transfer is conducted privately, without general solicitation or advertising.

Effective Time of the Star Agreement

The Star Agreement requires the Closing to take place remotely by exchange of documents and signatures (or their electronic counterparts) no later than the third business day following the date on which all of the conditions set forth in Section 2.3 of the Star Agreement have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and times and the parties may mutually agree.

Governmental and Regulatory Approvals

The Company must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Common Stock and the Initial Warrant upon the closing of the Star Agreement.

The Company and Star have determined that no antitrust or competition law approvals, or other governmental or regulatory approvals are required to be applied for or obtained in any jurisdiction in connection with the Star Purchase.

No Appraisal or Dissent Rights

Under the DGCL, appraisal rights or rights of dissent are not available to any stockholder in connection with the Star Purchase, regardless of whether such stockholder votes for or against the approval of the Star Purchase Proposal.

Expenses, Fees and Costs

Except as explicitly provided otherwise in the Star Agreement, whether or not the Star Purchase is consummated, all expenses incurred by any party or on its behalf in connection with the Star Agreement and the Star Purchase (“Expenses”) shall be paid by the Party incurring those Expenses. If the securities of the Company are not traded on Nasdaq or the Board of Directors of the Company has determined not to appeal a decision of Nasdaq to delist the securities of the Company or stockholder approval of the Transaction has not been obtained, unless the failure of not obtaining stockholder approval was as a result of the Company failing to perform or observe the covenants or agreements of the Company provided for in Section 6.8 of the Star Agreement, in which case Star shall be entitled to damages of $3,000,000 from the Company.

Tax Treatment of the Star Agreement

Since the stockholders of the Company will continue to own and hold their existing shares of the Common Stock following the closing of the Star Purchase, we anticipate that the Star Agreement generally will not result in U.S. federal income tax consequences to the Company’s stockholders.

However, tax matters are very complicated and the tax consequences to a particular stockholders of the Company will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Star Agreement to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Material U.S. Federal Income Tax Consequences of the Star Purchase

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Star Purchase. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Star Purchase and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Star Purchase discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Star Purchase will be treated for U.S. federal income tax purposes as a tax-free exchange in accordance with Section 351 of the U.S. Internal Revenue Code of 1986, as amended.

In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change net operating losses (NOLs) or other tax attributes to offset future taxable income or reduce taxes. The issuance of the Common Stock to Star and other changes in our stock ownership may result in an ownership change within the meaning of Section 382 of the Code; accordingly, our pre-Closing NOLs may be subject to limitation under Section 382. This may have a material adverse effect on our future operating results.

Nasdaq Stock Market Listing

The Common Stock is currently listed on The Nasdaq Global Market under the symbol “NUKK.” The Company has agreed to use commercially reasonable efforts to obtain approval for listing on The Nasdaq Global Market of the Common Stock that Star will be entitled to receive pursuant to the Star Agreement.

In the event the Company is required, prior to Closing, to file an initial listing application with Nasdaq and such application is not approved by Nasdaq, the Star Purchase may not close unless the Company and Star  mutually agreed to waive the closing condition regarding the continued listing of our Common Stock on the Nasdaq Global Market following the Closing, which if waived, could mean that the Common Stock is delisted from the Nasdaq Global Market at Closing.

Following the completion of the Star Purchase, the Company will continue to be a public company and will continue to be listed on The Nasdaq Global Market following the Closing under the same trading symbol. In the event the Company is required, prior to Closing, to file an initial listing application with the Nasdaq Stock Market (“Nasdaq”) and such application is not approved by Nasdaq, the Star Purchase may not close unless the Company and the Star Equity Holders mutually agreed to waive the closing condition regarding the continued listing of our Common Stock on Nasdaq following the Closing, which if waived, could mean that the Common Stock is delisted from the Nasdaq at Closing.

Anticipated Accounting Treatment

The Star Agreement will be accounted for as a business combination using the acquisition method which requires all assets acquired and liabilities assumed to be recognized at fair value. The acquisition of Star will be accounted for as a business combination in accordance with the acquisition method of accounting, with the Company considered to be the accounting acquirer of Star. The Company was determined to be the accounting acquirer as it primarily issued cash and a promissory note as well as shares for a controlling financial interest in Star.  Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred. Goodwill is recognized as the difference between the fair value of the consideration transferred and the net assets acquired.

Management Following the Closing of the Star Purchase

Following the Closing, Menachem Shalom will continue to serve as the Company’s Chief Executive Officer. At the Closing, all existing Board members will stay in place.

Biographical information for Mr. Shalom is included below under “Management Following the Closing of the Star Purchase—Executive Officers and Directors of the Company Following the Closing of the Star Purchase”.

Indemnification of Parties to the Star Agreement

The Star Agreement contain indemnification provisions pursuant to which each of the Company and Star agreed to indemnify and hold harmless the other party, from and against any and all losses incurred, suffered, or paid by, or asserted against, or resulting to any of such parties and which result from, arise out of or in connection with, are based upon or related to, or exist by reason of: (a) any inaccuracy in or breach of any of the other party’s representations or warranties or in any certificate delivered pursuant to the Star Agreement or (b) any breach of any covenant or agreement contained in the Star Agreement.

The representations and warranties of each party contained the Star Agreement survive the Closing and expire and terminate on the date that is six (6) months after the Closing Date.

Material U.S. Federal Income Tax Consequences of the Star Purchase

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Star Purchase. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Star Purchase and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Star Purchase discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Star Purchase will be treated for U.S. federal income tax purposes as a tax-free exchange in accordance with Section 351 of the U.S. Internal Revenue Code of 1986, as amended.

In addition, in general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change net operating losses (NOLs) or other tax attributes to offset future taxable income or reduce taxes. The issuance of the Common Stock to Star and other changes in our stock ownership may result in an ownership change within the meaning of Section 382 of the Code; accordingly, our pre-Closing NOLs may be subject to limitation under Section 382. This may have a material adverse effect on our future operating results.

This summary is not a complete description of all of the tax consequences of the Star Purchase that may be relevant to you. Stockholders should consult their own tax advisers for advice regarding the U.S. federal, state, local and other tax consequences if proceeds from the Star Purchase are distributed or paid to stockholders.

Meeting of the Company’s Stockholders

The Company is obligated under the Star Agreement to call, give notice of, convene and hold a meeting of its stockholders for the purposes of voting on the Star Agreement and the issuance of securities pursuant to the Star Agreement. The stockholders’ meeting will be held as promptly as practicable after the date that the definitive proxy statement is filed with the SEC and the SEC either does not comment on such proxy statement, or notifies the Company that it has no comments on such proxy statement (or any amendment thereto). If on the scheduled date of the Special Meeting, the Company has not obtained the requisite approval of its stockholders, the Company will have the right to adjourn or postpone the stockholder meeting to a later date or dates, such later date or dates not to exceed 30 days from the original date that the stockholder meeting was scheduled.

THE STAR AGREEMENT

On September 15, 2025, the Company entered into the Star Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders, to memorialize the proposed Transaction to enable the Company to acquire 100% of Star. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star.

The closing of the Transaction is subject to customary closing conditions, including regulatory approvals and approval by the Company’s shareholders as required under applicable Nasdaq listing rules. As a result of the above transaction, the Shares issued to Star and assigned to the Star Equity Holders represents 44.8% of the issued and outstanding shares of Common Stock as of the Record Date. Further, assuming the Star Equity Holders have exercised the Initial Warrant, the Star Equity Holders would hold an aggregate of 16,787,988 shares of Common Stock representing 157.8% of the issued and outstanding shares of Common Stock of the Company as of the Record Date.

A complete copy of the Star Agreement is attached to this proxy statement as Annex A.

Star Business Overview

Star is an acquisition holding company focused on locating undervalued and undercapitalized companies, primarily in the defense, industrial machinery and application, manufacturing, transportation, information technology, and aerospace industries, and providing them capitalization and leadership to maximize their value and the potential of their private enterprises while also promoting diversification and risk mitigation for our stockholders. Our acquisition strategy focuses on small and medium businesses, which we characterize as those that have an enterprise value of less than $200 million, in a variety of different industries, with a preference for multinational businesses. To date, we have completed a single acquisition of a defense technology company. Star has not identified any specific business as a target for its next acquisition, and it has not entered into any letters of intent, nor has anyone on its behalf, initiated any substantive acquisition discussions, directly or indirectly, with any such target.

Star completed its first acquisition on February 15, 2024, in connection with our operating subsidiary in the Israeli defense industry, B. Rimon Agencies Ltd. Rimon is a defense technology company and has been in business since 1992 serving the country of Israel and acting as an exclusive distributor in Israel of tier-1 generators, masts, and lighting solutions, as well as a wide range of defense, homeland security and commercial systems.

Through its structure, Star intends to offer investors an opportunity to participate in the ownership and growth of a portfolio of businesses that it will continue to expand, which have traditionally been owned and managed by private equity firms, private individuals or families, financial institutions, or large conglomerates. The Company seeks to acquire controlling interests in small and medium businesses that it believes operates in industries with long-term growth opportunities, which continue to have positive and stable earnings and cash flows, face minimal threats from technological or competitive obsolescence, and have strong management teams largely in place. Star’s mission is to make these businesses its majority-owned subsidiaries and actively manage and grow such businesses. Star expects to improve its business over the long term through organic growth opportunities, add-on acquisitions, and operational improvements.

For the avoidance of doubt, as of the date hereof, Star has not identified any target businesses which it intends to acquire, nor has it made any material or significant steps towards acquiring any such businesses. Further, it does not expect to engage in any such negotiations prior the date of the Special Meeting.

Star’s Corporate History and Structure

Star was incorporated by its founder, Menachem Shalom, on January 17, 2024, as Star 26 Capital Inc., a Nevada corporation. Our founder is the owner of all 9,250,000 shares of its class B common stock which are issued and outstanding. Prior to Amendment No. 4, Mr. Shalom’s class B common stock ownership entitled him to 100 votes per share of class B common stock, or 925,000,000 total votes on any matter which its class A common stockholders are entitled to approve as a single class. As a result of said amendment, there are no Class B common stock issued or outstanding.

Zero One Capital LLC, Star’s Manager, is a New York limited liability company formed by Mr. Shalom on January 19, 2024, as a management services company. Zero One became our manager upon the execution of a management services agreement by and between the same on June 28, 2024. The Manager is also the manager of Rimon, Star’s indirect wholly owned subsidiary operating in the defense industry, pursuant to the offsetting management services agreement dated August 12, 2024, by and between Zero One, Rimon, and the Company as a third-party beneficiary.

Billio Inc., Star’s wholly owned subsidiary, is a Delaware corporation formed by Mr. Shalom on February 12, 2021, to act as an intermediate holding company for Rimon.

Star Acquisition of Rimon

On February 15, 2024, Star executed an assignment and assumption agreement with Mr. Shalom, pursuant to which Star, through its wholly owned subsidiary, Billio, acquired all of the issued and outstanding capital stock of Rimon. Under the terms of that agreement, Star agreed to assume all of Mr. Shalom’s rights and obligations toward the sellers of Rimon, as outlined in earlier agreements by and between the same, dated December 22, 2023, and February 15, 2024. Additionally, Star agreed to reimburse Mr. Shalom for his out-of-pocket costs related to the acquisition of Rimon, and for operating loans which he made to Rimon thereafter. To do so, Star issued him a demand grid promissory note with an initial principal of $155,405, which increased to $280,857 by August 28, 2024, with the initial principal being advanced to cover Mr. Shalom’s out-of-pocket costs, and the increase therein related to the advance for operations. The grid note bears interest at 8% per annum and matures 60 days after the earlier of one year from the issuance date or upon the closing of a private placement or public offering of at least $5,000,000.

Most recently, Star has granted a convertible loan to ITS Industrial Techno-logic Solutions Ltd., an Israeli corporation which designs, develops and manufactures fully integrated electro-mechanical machines, assembly lines and custom motion systems, and acquired 67% of Water.io Ltd., a pioneer in smart hydration technology which recently announced a non-binding letter of intent to acquire Zorronet, a developer of AI-powered unmanned control rooms and integrated physical security platforms.

Star’s Market Opportunity and Growth Strategy

Star believes there is a significant opportunity for organic growth via the acquisition of small and medium size businesses with an enterprise value of less than $200 million (based on the opinion of our management team and advisory board), that may be operating in highly fragmented markets throughout the world, including the U.S. and Israel, which are owned and operated by persons within isolated networks of family offices, entrepreneurs, and intermediaries, each of which with the potential to generate attractive returns for our stockholders and investors. Star’s core operational principles focus on managing our acquired enterprises to ensure recurring cash flow and lasting terminal value, while fostering long-term sustainability in our investments. To do so, Star aims to invest in and/or buy controlling stakes in operating, revenue-generating businesses. Controlling stakes would allow us to lead the companies into operational efficiencies, growth in revenues, improved financial reporting and operational procedures, hire talented employees and managers and increase the overall enterprise value of these companies. Star’s search for future acquisition targets focuses on companies located in the U.S. or Israel, or both, that provide products and or services to large defense and aerospace companies and or governments. Notwithstanding the forgoing, we may target and acquire companies for acquisition that are located outside the U.S. and Israel if such acquisitions fit within our overall acquisition philosophy and strategy.

Star also believe that the economic and market dislocations resulting from the conflict in Israel, as well as other conflicts worldwide, provide an opportunity for companies in the defense industry to see higher-than-average demand for their products and services. Such market conditions, if they persist, would allow us to focus on acquiring profitable businesses in the defense sector, with the opportunity to take advantage of their potential future growth. Within the Israeli defense market in particular, Star expects to see a significant number of businesses struggling to satisfy growing demand for their products and services due to a lack of access to capital and experienced executive level leadership among other factors. Star believes it will be able to provide these needed resources to any Israeli target company that it acquires. It is confident that the expertise of our management team and the relationships that they can bring to an acquisition represent a compelling value proposition for any potential acquisition target looking to add working capital, a pathway to exit, and a solid leadership base, to assist such a company to grow and expand and to be able to take advantage of market opportunities as they arise.

Star’s Acquisition Process and Strategy

Star’s current acquisition strategy involves the acquisition of small and medium size businesses in various industries, with an initial focus on industries associated with the defense sector, including but not limited to industrial machinery and application, manufacturing, transportation, information technology, and aerospace, that we expect will produce positive, stable earnings, and provide attractive returns on our invested capital. As part of its evaluation of whether it will acquire a particular business, it will perform a comprehensive due diligence review to determine the quality and intrinsic value of the targeted company. Star will also seek to identify operational inefficiencies which it would expect to resolve, post-closing, by implementing streamlined processes, optimizing resource allocation, and leveraging innovative solutions with the objective of enhancing overall productivity and effectiveness of such companies. Its due diligence typically includes an analysis of the target Company’s financial statements, detailed document reviews, meetings with current management, consultations with relevant industry experts, competitors, suppliers, and customers, and any other information gathering that we deem appropriate in conducting a comprehensive analysis.

Star believes that the defense sector is poised to experience significant growth in the next few years due to the increasing number of violent conflicts in the world, which may cause an increase in direct demand for defense solutions from conflict participants and their allies. Star also anticipate seeing indirect, additional defense industry growth for, as we have observed, countries not involved in or participating in conflicts tend to increase their defense budgets and spending in anticipation of additional future conflicts in which they may become involved. It is Star’s belief that acquiring companies in the defense sector will help us establish a unique marketing network and build expertise in the greater defense sector, thus enabling us to cross-sell products to our large customers and facilitate higher success rates in our sales efforts.

According to Star’s industry specific market research and analysis, and the network and knowledge of its management team, it is Star’s expectation that attractive opportunities are likely to emerge as private sector owners aim to grow their businesses through scaling or by forming outside partnerships to add value. Star’s value-add proposition involves partnering with exceptional entrepreneurs, acquiring their companies, and guiding them by providing the funding and resources they will need to become global enterprises. Star believes that through this approach Star will be more likely to identify and attract potential and appropriate targets for acquisition. Star also believe that the greatest opportunities for consistent annual returns and residual returns on capital from its acquisitions lie in targeting businesses in niche geographical markets with a competitive edge in the defense, government, and military sectors, especially in the U.S. and Israel. While Star expects its management team will be most effective working with the types of businesses described above, Star will also consider acquiring businesses outside of these industries and sectors as long as any such businesses are congruent with our acquisition strategy.

Pursuant to the acquisition strategy, Star will seek to structure its transactions such that each of the businesses it acquires will become its wholly owned or controlled subsidiary. However, Star may also close acquisitions that result in its ownership of an entity being less than 100%, to meet certain objectives of the target management team or their then-existing stockholders, or for other strategic reasons; provided that Star will always acquire more than 50% of the outstanding voting control of any target, or otherwise obtain a controlling interest in such target.

Star intends to finance acquisitions primarily through the public or private sale of our equity and debt securities. While the success of this financing strategy cannot be guaranteed, the ability to finance future acquisitions through its general capital resources, rather than through acquisition-specific financing, will allow Star to minimize delays and closing conditions, thereby enhancing its ability to acquire attractive businesses. Because the timing and size of future acquisitions cannot be readily predicted, we may need access to funding on short notice to be able to benefit fully from attractive acquisition opportunities.

As part of the acquisition strategy, Star will seek to evaluate each potential target’s management team and operational and financial strengths and weaknesses. It will review and compare identified targets to comparable businesses and conduct in-depth research on each potential target’s industry to enhance our assessment of their financial and operational performance and their growth and success potential. Star will thoroughly negotiate appropriate terms and conditions of any acquisition of a target company that satisfies its acquisition criteria. Some of the future acquisition targets may be financially unstable or in the early stages of development or growth. Even if pre-existing conditions do not negatively impact its decision to acquire a target company, such target may also be subject to numerous other risks inherent in its business and industry, as well as the risks faced by generally by capital markets participants. Although its management team will endeavor to comprehensively evaluate the risks associated with any particular acquisition target, Star cannot assure you that it will properly ascertain, assess, or protect against all significant risk factors.

Valuation and Due Diligence

Star will perform rigorous business operations and financial evaluations of any target businesses (or assets) that it may acquire. During such due diligence, Star intends to evaluate the financial aspects of its acquisition targets using the following metrics:

●	discounted cash flow analysis;

●	evaluation of trading values of comparable public companies;

●	expected value matrices;

●	assessment of competitor, supplier, and customer environments; and

●	review and examination of recent/precedent transactions.

Star expects its target review process will yield two outcomes, (1) an accurate projection of expected cash flows, and (2) an understanding of the types and levels of risk associated with those projections. While future performance and projections are always uncertain, Star believes that its detailed target company review process will enable us to effectively evaluate the prospects and upside of any given acquisition opportunity. Additionally, to assist Star in identifying material risks and validating key assumptions in our financial and operational analysis, Star will engage third-party experts to review key risk areas, including legal, tax, regulatory, accounting, insurance and environmental. Star may also engage technical, operational or industry consultants, as necessary.

Star also engages in an extensive evaluation of each target’s existing management team, including a focus on recent performance, expertise, experience, culture, and performance incentives. Where necessary, and consistent with our management strategy, following the acquisition of a target company, we will actively seek to augment, supplement, or replace existing members of target company management who we believe are not likely to properly execute our business plan for the target. Star also analyzes and evaluates the operational and financial systems of each target business and, when necessary, post-acquisition, we will actively seek to enhance and improve those existing systems that are deemed to be inadequate or insufficient to support our business plan for the target business.

Financing

Star expects to finance acquisitions primarily through additional equity and debt offerings. Although Star cannot guarantee that it will be successful with this strategy, Star believes that having the ability to finance particular future acquisitions with the general capital resources raised by the company will provide us with an advantage in acquiring attractive businesses by minimizing delay and closing conditions that are often related to acquisition-specific financings. In this respect, Star believes that, in the future, it will need to pursue access to additional capital via debt or equity offerings to successfully fund and execute our business and acquisition strategy.

Competition

In identifying, evaluating, and selecting potential target businesses for its acquisition strategy, Star may encounter intense competition from other entities that have business objectives similar to Star, including blank check companies such as SPACs, leveraged buyout funds, operating businesses seeking strategic acquisitions, and private equity groups. Many of these entities are well-established and well-financed and may have greater experience identifying and effecting acquisitions directly or indirectly. These competitors may possess greater financial, technical, human, and other resources than we do. Star’s ability to acquire larger target businesses in our target sectors will be limited by its available financial resources. Star’s inherent financial limitations may provide others with an advantage to pursue the acquisition of one or more of its identified target businesses. Any of these factors may place Star at a competitive disadvantage in successfully negotiating acquisitions.

Competitive Advantages

Star believe that its Manager’s collective investment experience and approach to executing its investment strategy will enable it to have several competitive advantages. Star’s competitive strengths that differentiate Star from other acquisition holding companies include:

●	Specialization in the Military and Defense sector. Star believes that its focus on the military and defense sectors will enable it to be competitive. This industry may be undergoing a significant transformation as government acquisition processes and new policy incentives align to prioritize national security objectives and promote the adoption of new commercial technologies for military use. In addition, the combination of governments of multiple countries having a need for new, advanced technologies to combat modern threats, along with changing warfare tactics, is driving this specific demand. We believe we are uniquely positioned to enter and succeed as an acquisition holding company in this industry.

●	International and Sector-Specific Expertise. Mr. Shalom, the founder and Chief Executive Officer of Star, has operated businesses internationally, including in Israel. His extensive international experience and knowledge of Israeli business operations, along with a broad network of contacts, provide us with a competitive advantage. This network can assist Star in identifying new acquisition targets, finding suitable managers, and securing international capital. Additionally, its directors and executive officers bring executive, investment, and operational experience in managing and growing small and middle-market companies in the defense sector. Star believes this combined expertise gives it a significant edge in evaluating future business and acquisition opportunities.

●	Value Proposition for Business Owners. Star employs a creative, flexible approach by tailoring each acquisition structure to meet the specific liquidity needs and certain qualitative objectives of a target’s owners and management team. Star is open to providing a complete exit strategy to its sellers or providing opportunities to retain incumbent management. In this effort, Star believes that its company is an appealing buyer for small business owners and managers. As a result, Star believes business owners and managers will find it to be a dynamic, value-added buyer that brings resources to achieve their strategic, capital and operating needs, resulting in value creation for the operating subsidiary.

Human Capital

Star has one full-time employee. As indicated below, Star’s operating subsidiary Rimon employs 14 people: three technicians, two engineers, two assembly workers, three sales employees, one customer support employee, one financial bookkeeper, and two management employees. None of our employees or any of our subsidiary’s employees are represented by labor unions, and we believe that we have an excellent relationship with such employees.

Sales and Marketing

Star markets its generators, masts, lightning and utility vehicles through our websites and by working with our internal sales team that offers relevant off-the-shelf or tailor-made solutions based on specific client needs and requests. In the future, Star intends to utilize numerous avenues to promote its business, including digital marketing across social media channels, Web3 reservation systems, and various modes of advertisements.

Legal Proceedings

From time to time, Star and its subsidiaries may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not currently aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

The following is a list of government regulations which may apply to Star now or in the future as it continues to carry out its business:

●	Approval of U.S. and Other Defense Acquisitions. Many countries, including Israel, require governmental approval of acquisitions of local defense companies or assets by foreign entities. Mergers and acquisitions of defense-related and other potentially sensitive businesses in the U.S. are subject to the Foreign Investment Risk Review Modernization Act of 2018 (FIRRMA). Under FIRRMA, its future acquisitions of defense-related and other potentially sensitive businesses in the U.S., if any, may require review, and in some cases approval, by the Committee on Foreign Investment in the U.S. (CFIUS). CFIUS has the authority to impose additional restrictions through National Security Agreements (NSA) as part of its review and approval of the acquisitions.

●	Procurement Regulations. Solicitations for procurement by governmental purchasing agencies in Israel, the U.S. and other countries are governed by laws, regulations and procedures such as those relating to procurement integrity, including due diligence, avoiding conflicts of interest and corruption, and meeting information assurance and cyber-security requirements. Such regulations also include provisions relating to the avoidance of human trafficking and counterfeit parts in the supply chain. In view of the ongoing conflict between Russia and Ukraine, various countries and organizations have adopted specific sanctions and regulations to restrict, among other things, the use of certain goods and technologies originating from Russia. Similarly, the United Stated has adopted specific regulations to restrict, among other things, the procurement of goods or services from specific Chinese entities. Such regulations may apply to us as well as to our supply chain.

●	Anti-Bribery/Corruption Regulations. Star may conduct operations in a number of markets that are considered high risk from an anti-bribery/anti-corruption compliance perspective. Laws and regulations such as the Israel Penal Code, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and corresponding legislation in other countries, prohibit providing personal benefits or bribes to government officials in connection with the governmental procurement process. Israeli defense exporters are required to maintain and follow an anti-bribery/corruption compliance program.

●	Cybersecurity and Data Privacy Regulations. Certain data relating to employees, customers and supply chain that we may receive and maintain, now or in the future, directly or indirectly, is subject to data privacy regulations, including those of the European General Data Privacy Regulation and corresponding Israeli legislation. There has also been an increased focus on cybersecurity, as global privacy, cybersecurity and data protection-related laws and regulations are evolving, extensive, and complex. Star may also be required to comply with expanding and increasingly complex cybersecurity regulations and guidelines in the United States, Israel and elsewhere with respect to reporting adverse events and additional requirements for avoiding or responding to an adverse event.

●	Audit Regulations. In the future, the Israeli Ministry of Defense may audit the books and records of our Israeli defense contractor subsidiaries. Such books and records and other aspects of projects related to U.S. defense contracts, if any, will also be subject to audit by U.S. government audit agencies. Such audits review compliance with government contracting cost accounting and other applicable standards. If discrepancies are found this could result in a downward adjustment of the applicable contract’s price as well as potential penalties. Some other customers have similar rights under specific regulations or contract provisions.

●	Competition Laws. Competition laws and regulations in Israel, the U.S. and other countries often require governmental approvals for transactions that are considered to limit competition. Such transactions may include the formation of joint venture entities, cooperative agreements for specific programs or areas, as well as mergers and acquisitions.

●	Environmental, Health and Safety Regulations. Star may become subject to a variety of environmental, health and safety laws and regulations in the jurisdictions in which we have operations. This potentially includes regulations relating to air, water and ground contamination, hazardous waste disposal and other areas with a potential environmental, health or safety impact. Increased public concern may result in more international, U.S. federal, and/or regional requirements to reduce or mitigate the effects of climate change, such as regulating greenhouse gas emissions, policies mandating or promoting the use of renewable or zero-carbon energy and sustainability initiatives, and additional taxes on fuel and energy. Legislation or regulations may be enacted or promulgated in any jurisdiction in which we do business that impose more stringent restrictions and requirements than our current legal or regulatory obligations. In January 2023, the European Corporate Sustainability Reporting Directive (CSRD) came into force, which requires in-scope companies, among other things, to make sustainability reports including certain mandatory disclosures and other voluntary disclosures on impacts, risks, and opportunities in relation to sustainability matters identified as material by the relevant entity. On March 6, 2024, new SEC rules on climate-related disclosure were adopted which may subject us to burdensome and potentially costly emissions and other data gathering and reporting requirements. We will continue to assess the potential impact of the CSRD and SEC rules on our business and subsidiaries, if any.

B. Rimon Agencies Ltd., Star’s Israeli Defense Business

Star’s defense military technology business is operated by B. Rimon Agencies Ltd., an Israeli limited liability company and our indirect, wholly owned operating subsidiary that it acquired on February 15, 2024.

Through Rimon, Star operates in two primary lines of business:(i) the purchase and sale of generators, masts, and lightning products and solutions, which it acquires through exclusive distributorship agreements with key third-party suppliers. Most of these products are sold to defense, security, and military clients in Israel, including Rafeal, the manufacturer of anti-rocket systems like Iron Dome, Israel Aviation Industries and Elbit Systems, two major Israeli defense companies with global reach, the Israeli Ministry of Defense, the Israeli Police, and other security-related entities; and (ii) the engineering, design, production and integration of special tactical vehicles and trailers, including reconnaissance vehicles, mobile command and control vehicles, firefighting trailers, energy and lighting trailers, mobile bank branches, and satellite broadcast mobility platforms which are primarily sold to special defense forces, intelligence agencies, the Israeli Defense Forces, municipalities, and other governmental and security-focused clients.

The Defense Industry

The primary geographic market focus as of the date hereof is Israel where the majority of its customers are located and operate. Star believes that Israel is a heavyweight in the global defense market, primarily due to its advanced military industries, with the country specifically accounting for 2.3% of global military exports (Observer Research Foundation, the strategic and military-technological significance of Israel). Israel was the 10th largest defense exporter from 2018 to 2022, with the U.S. and United Kingdom being among those customers that implemented Israeli defense systems such as the ‘Trophy’ Active Protection system, which creates a neutralization bubble around military vehicles and rapidly detects, classifies and engages all known chemical energy (CE) threats including recoilless rifles, ATGMs, AT rockets, HEAT tank rounds, and RPGs. Israel has a strong missile defense system and is one of few countries with successful experience in a multi-tiered missile defense system. There have also been multiple sales between Israel and national providers of defense technologies. For example, the U.S. approved the sale of David’s Sling, a complete air defense system designed to defeat the full spectrum of long range air and missile threats, by Israel and the private company Rafael Advanced Defense Systems Ltd., manufacturer of the David’s sling system, to Finland on August 2, 2023, a project that was valued at more than 300 million euros, marking a key development in Israel’s medium-tier missile defense offerings.

Further, the market size for the defense industry was approximately $76.1 billion in the U.S. in 2022 and is estimated to grow to $184.7 billion by 2027. Further, it is estimated that the compound annual growth rate for the defense technology market will be approximately 15.9% from 2022 to 2027 (PitchBook, Emerging Tech Research). It has also been estimated that approximately $135.3 billion was invested in the defense industry from 2016 to 2022. While we do not currently have any United States operations or customers, and do not have any current plans to enter the United States defense industry, we may and intend to do so in the future via directed sales and marketing efforts, or via the acquisition of complimentary United States defense industry businesses.

Separation of Current Assets and Liabilities

Consideration for the Star Purchase

Pursuant to the Star Agreement, the Company at closing will acquire 100% of the issued and outstanding capital of Star in consideration of:

(i)	$21,000,000, to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash less any amounts lent to Star from the Company since the Original Star Purchase Agreement,

(ii)	4,770,340 shares of Common Stock of the Company (the “Shares”)

(iii)	the Company issuing Star a five-year warrant to purchase an aggregate of 12,017,648 shares of the Company’s Common Stock for an exercise price of $1.50 per share (the “Star Warrant”);

(iv)	the Company issuing Star a 6-month promissory note which shall accrue interest at the rate of 8% in the amount of $3,000,000; and

(v)	$3,000,000 in cash.

The Shares, the Star Warrant, cash and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably.

Nasdaq Stock Market Listing

The Common Stock is currently listed on The Nasdaq Global Market under the symbol “NUKK.” The Company has agreed to use commercially reasonable efforts to obtain approval for listing on The Nasdaq Global Market of the Common Stock that Star will be entitled to receive pursuant to the Star Agreement.

In the event the Company is required, prior to Closing, to file an initial listing application with Nasdaq and such application is not approved by Nasdaq, the Star Purchase may not close unless the Company and Star  mutually agreed to waive the closing condition regarding the continued listing of our Common Stock on the Nasdaq Global Market following the Closing, which if waived, could mean that the Common Stock is delisted from the Nasdaq Global Market at Closing.

Background to the Star Agreement

The Company’s Board, in collaboration with senior management, routinely assesses the Company’s performance, growth potential, and overarching strategic objectives. This includes gauging possible avenues to bolster the Company’s business operations and amplify value for its shareholders. Such evaluations encompass the analysis of the Company’s standalone strategy and potential avenues for business amalgamations, strategic alliances, mergers, acquisitions, and other fiscal and strategic alternatives. Occasionally, the Company has received inquiries and also approached third parties, including potential acquirers, to discuss prospective strategic endeavors.  The following chronology summarizes certain key events and contacts that led to the signing of the Star  Agreement. It does not purport to catalogue every conversation among the Company’s Board, members of Company management or Company representatives, advisors  and other parties.

Below is a brief chronicle of pivotal events and discussions leading up to the Star Agreement. It is essential to note that this summary does not detail every interaction involving the Company’s Board, its management, representatives, advisors, and other associated entities.

a.	Prior to the Star Agreement, Star, through its management, has taken action to become a public company on its own accord including engaging an investment bank with the goal of raising $15 million through a firm commitment underwriting, had its financial statements audited and commenced the process of filing a Form S-1 Registration Statement and took initial steps with respect to listing on Nasdaq.

b.	The Company’s CEO, Menachem Shalom, was appointed as CEO and a director on September 1, 2024.

c.	Once appointed, Mr. Shalom began exploring alternative business including merger and acquisition. As part of that multiple meetings were held with bankers, brokers, advisors, shareholders and potential companies.

d.	None of the potential targets satisfied the Board’s parameters review and analysis.

e.	On October 17, 2024, select board members and shareholders of the Company approach Mr. Shalom and offered for the Company to acquire Star, which, as stated Mr. Shalom is the CEO and a director and the controlling shareholder. It should be noted that the CEO has initially refused such a transaction mainly because of the Company’s situation (lack of funds, deficiencies with Nasdaq, negative shareholders equity and more) and, for the fact he founded, managed and controlled Star that was on its own route to becoming a public company.

f.	After further discussions, the parties agreed on a deal structure that would benefit the Company providing for it to acquire a majority control of Star, with no funds at that time, while allowing Star management to continue its journey to become a public company on its own.

Officers and Directors of the Company Following the Closing

Following Closing, the management and the Board of Directors of the Company will continue with the current structure with no changes.

Effective Time and Closing

The Star Agreement requires the Closing to take place remotely by exchange of documents and signatures (or their electronic counterparts) no later than the second business day following the date on which all of the conditions set forth in Article VI of the Star Agreement have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing, or at such other place and times and the parties may mutually agree.

Representations and Warranties

The Star Agreement contains customary representations and warranties made by Star to the Company. Specifically, the representations and warranties of Star in the Star Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by Star to the, as may or may not be specifically indicated in the text of the Star Agreement) relate to the following subject matters, among other things:

●	Organization and Power. Star and its respective subsidiaries are validly existing and in good standing under the Law of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on with its business as now conducted.

●	Organization Documents. Star has made available to the Company true and complete copies of organization documents which are in full force and effect.

●	Governmental Authorization. The execution, delivery and performance of this Agreement by Star and the Star Equity Holders and the consummation by Star and the Star Equity Holders of the transactions pursuant to the Star Agreement) do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any governmental authority.

●	Corporate Authorization. Star and the Star Equity Holders have all necessary corporate power and authority to enter into the Star Agreement, and the consummation by the Star and the Star Equity Holders of the transactions under the Star Agreement have been duly and validly authorized by all necessary corporate action on the part of Star. The Star Agreement constitutes a legal, valid and binding agreement of Star enforceable against Star in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

●	Non-Contravention. The execution, delivery and performance of the Star Agreement by Star and the consummation of the transactions under the Star Agreement do not and will not contravene or conflict with, or result in any material violation or breach of, any provision of (i) Star’s organizational documents, (ii) Star’s organizational documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of Star, if any, (b) any Law applicable to Seller, Star or any of its Subsidiaries or by which any assets of Star are bound, (c) Company Material Contracts (as defined in the Star Agreement) or Company Real Property Leases (as defined in the Star Agreement) or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of Star.

●	Financial Statements. The audited balance sheet of Seller and its Subsidiaries, if any, as of December 31, 2023 and the related statements of operations, stockholders’ equity and cash flows fairly present, in all material respects, the financial condition and results of operations of Seller and its consolidated Subsidiaries, if any, and have been prepared in conformity with United States generally accepted accounting principles. There are no off-balance sheet arrangements to which Seller or any of its Subsidiaries, if any, is a party.

●	Undisclosed Liabilities. There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise of Seller or any of its Subsidiaries, if any, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than liabilities that are reflected or reserved against in Star’s financial statements, incurred in the ordinary course of business, permitted under the Star Agreement, or that which would not have a material adverse effect.

●	Litigation. There are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a governmental authority pending or, to the Knowledge of Star, threatened against Star or any of its Subsidiaries, if any, or any of its or their assets; and there are no orders outstanding against Star or any of its Subsidiaries, if any, or any of its or their assets or properties.

●	Material Contracts. Each material contract to which Star or any of its Subsidiaries, if any, is a party, is a valid and binding agreement of Star or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

●	Tax. With respect to Star or any of its Subsidiaries: (a) all income and other material Tax Returns required to be filed by or with respect to Star or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), (b) all such Tax Returns are true, complete and correct in all material respects, (c) all Taxes due and payable have been fully paid, and (d) have complied in all material respects with all applicable Laws relating to Taxes.

●	Intellectual Property. Each of Star and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of Star and its Subsidiaries.

●	Company Assets; Real Property; Personal Property. (i) Star and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of Star and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens).

●	Compliance with Law. Each of Star and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority necessary for each of Star and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted. Each of Star and its Subsidiaries have been in compliance in all material respects with all laws applicable to Star and its Subsidiaries.

The Star Agreement also contains customary representations and warranties made by the Company to Star. Specifically, the representations and warranties of the Company  in the Star Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things: (a) the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted; (b) execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Star Purchase do not and will not require any Governmental Authorizations; (c) The execution, delivery and performance of this Agreement by the Company and the consummation of the Star Purchase does not and will not contravene or conflict with, or result in any violation or breach of, any provision of the Company’s or its subsidiaries’ organizational documents, applicable laws, material contracts or results in the creation of liens; (d) as of the date of the Star Agreement, the Company’s authorized capital stock is as stated therein; (e) the Company has filed with or furnished to the SEC each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished to the SEC; (f) the Company’s audited consolidated financial statements and unaudited consolidated interim financial statements and its consolidated Subsidiaries included in the Company’s SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC, were prepared in accordance with GAAP and fairly presented in all material respects the consolidated financial position of the Company; (g) there are no Liabilities of Buyer or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP other than those reflected or reserved against in the consolidated balance sheet of the Company, in the ordinary course of business, permitted under the Star Agreement or in the aggregate is not material to the Company and its subsidiaries; (h) there are no Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets or properties, and no orders outstanding against the Company and its subsidiaries; (i) each material contract to which the Company or its subsidiary is a party is a valid and binding agreement of the Company or its applicable Subsidiary; (j) all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed, all such Tax Returns are true, complete and correct in all material respects, and the Company and its subsidiaries have fully and timely paid all material Taxes; (k) each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all intellectual property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries; (l) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries; and (m) each of the Company and its Subsidiaries is in possession of all material permits necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted; (n) the Company and its Subsidiaries currently conduct, and have at all times since December 31, 2020, conducted their respective business in compliance in all material respects with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject.

Many of the representations and warranties contained in the Star Agreement are qualified by a materiality standard, including in some cases a “Company Material Adverse Effect” or “Buyer Material Adverse Effect”. Moreover, the representations and warranties contained in the Star Agreement are complicated and are not easily summarized. You are urged to carefully read the sections of the Star Agreement, which is attached hereto as Annex A.

The representations and warranties contained in the Star Agreement (as well as the covenants described herein and set forth in the Star Agreement) were made solely for purposes of the Star Agreement and solely for the benefit of the parties to the Star Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by references to the Company’s filings with the SEC and/or confidential disclosures, made for the purposes of allocating contractual risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Star Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Company will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws that might otherwise contradict the terms and information contained in the Star Agreement and will update such disclosures as required by federal securities laws.

Covenants and Agreements of Star

Star agreed not to take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed during the period from the date of the Star Agreement through Star implementing an initial public offering:

●	amend, waive or otherwise change, in any respect, any of Star’s or its Subsidiaries’ Organizational Documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities or other securities or interests, including any securities convertible into or exchangeable for any of its equity securities or securities interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other securities or equity interests;

●	split, combine, recapitalize or reclassify any of its equity interests or issue any other securities in respect thereof or declare, pay or set aside any distribution or other dividend (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its equity securities or securities interests;

●	incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any Person;

●	Fire or hire any executive. Increase the wages, salaries or compensation of any of its employees or increase bonuses for the foregoing individuals, or make commitments to advance with respect to bonuses for fiscal year 2024, or increase other benefits of any of the foregoing individuals, or enter into, establish, amend or terminate any Non-U.S. Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any such Benefit Plan;

●	make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with Seller Accounting Principles;

●	transfer or license to any Person or otherwise extend, amend or modify, permit to lapse or fail to preserve the Intellectual Property or any Intellectual Property related to, or used in, the business and operations of Star, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

●	terminate or waive or assign any right under any Seller Contract or any of the Leases, or enter into any contract (A) involving amounts potentially exceeding $5,000 per year, (B) that would be a Seller Contract; or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any new Subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of Star, in an amount and scope of coverage as is comparable to that which are currently in effect;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, except in compliance with Seller Accounting Principles and approved by its outside auditors;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by Star or its Affiliates) not in excess of $5,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any claims, liabilities or obligations, unless such amount has been reserved in Star Financials;

●	close or materially reduce any activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

●	acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $5,000 (individually or in the aggregate) other than in the ordinary course of business consistent with past practice;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the Transaction);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $5,000 in the aggregate other than pursuant to the terms of a Seller Contract;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of the securities or the capital equity of Star;

●	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

●	Approve any annual budget;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

●	authorize or agree to do any of the foregoing actions.

Conditions to the Completion of the Star Purchase

The obligations of Star and the Star Equity Holders are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Star and the Star Equity Holders:

●	Stockholder Approval must be obtained and the Current Report on Form 8-K disclosing the results of the Company shareholders’ meeting shall have been filed by the Company with the SEC.

●	No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and makes illegal or otherwise prohibits the Transaction.

●	The securities of the Company shall be listed on the Nasdaq.

●	Each of the representations and warranties of the Company shall have been true and correct.

●	The Company shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them at or prior to the Closing Date.

●	The Company shall have delivered to the Company the organizational documents.

The obligations of the Company are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

●	Each of the representations and warranties of Star and the Star Equity Holders shall have been true and correct.

●	Star and the Star Equity Holders shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them at or prior to the Closing Date.

●	Star shall have delivered to the Company the organizational documents.

Closing Deliverables

At the Closing, the Company shall deliver to Seller the following:

(a) a certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of the Company authorizing the execution, delivery, and performance of the Star Agreement, and the other agreements, instruments, and documents required to be delivered by in connection with the Star Agreement or at the Closing to which the Company is a party (collectively, the “Company Transaction Documents”) and the consummation of the transactions contemplated thereby and by the Star Agreement, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of the Company authorized to sign the Star Agreement and the other Company Transaction Documents.

(b) the consideration including a cash payment in the minimum amount of $3,000,000, the $16,000,000 note minus all amounts previously lent to Star by the Company, the Shares and the Star Warrant;

(c) all documents, instruments, agreements and certificates required pursuant to the Star Agreement; and

(d) all other documents, instruments and writings which are reasonably requested by Seller to be delivered by the Company at or prior to the Closing pursuant to the Star Agreement.

Termination of the Star Agreement

The Star Agreement is subject to termination prior to Closing under certain circumstances, and may be terminated:

(a) at any time prior to the Closing Date by the mutual consent of the parties;

(b) by written notice by either Star or the Company, if any governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order or law or taken any other action that is, in each case, then in effect and is final and non-appealable and has the effect of restraining, enjoining or otherwise preventing or prohibiting the Transaction or the agreements contemplated hereby, or any governmental authority shall have finally, without the right to appeal, declined to grant any of the regulatory approvals required pursuant to the Star Agreement.

(b) by written notice by either the Company or Star, if the securities of the Company are not traded on Nasdaq or the Board of Directors of the Company has determined not to appeal a decision of Nasdaq to delist the securities of the Company or stockholder approval has not been obtained within ninety (90) days after the date of the Star Agreement in which case Star shall be entitled to damages of $1,000,000 from the Company;

(c) by written notice by the Company, if there has been a breach by Star or a Star Equity Holder of any of its representations, warranties, covenants or agreements contained in the Star Agreement; or

(d) by written notice by Star, if there has been a breach by the Company or of any of its representations, warranties, covenants or agreements contained in the Star Agreement.

If the Star Agreement is validly terminated, it shall become void and of no further force and effect, with no Liability on the part of any party (or any stockholder or Representative of such party). The following provisions of the Star Agreement shall survive any valid termination of the Star Agreement: Section 9.2 (Effect of Termination), Section 6.2 (Confidentiality), Section 6.5 (Public Announcements) and Article X (Miscellaneous).

Governing Law

All matters arising out of or relating to the Star Agreement and the Star Purchase (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

MANAGEMENT FOLLOWING THE CLOSING OF THE STAR PURCHASE

There will be no change in the executive officers and directors of the Company following the Closing. Menachem Shalom, the Chief Executive Officer and a director of the Company, is the Chief Executive Officer, a director and controlling stockholder of Star.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Common Stock as of the Record Date.

●	each of our directors and named executive officers; and

●	each person known to us to beneficially own more than 5% of our Common Stock on an as-converted basis.

The calculations in the table below are based on 13,550,766 shares of Common Stock issued and outstanding as of the Record Date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Nukkleus Inc., 575 Fifth Avenue, 14th Floor, New York, New York 10017.

Name	Position	Number of Shares of Common Stock	Percentage of Common Stock (1)
Officer and Directors
Menachem Shalom	CEO and Director	500,000	3.7%
David Rokach	Director	10,000	*
Tomer Nagar	Director	10,000	*
Aviya Volodarsky	Director	10,000	*
Reuven Yeganeh	Director	10,000	*
Anastasiia Kotaieva(2)	Director	1,469,941	10.8%
Total Officers and Directors (6 people)		2,009,941	14.8%

5% Stockholders

X Group Fund of Funds LP (2)		1,469,941	10.8%
Esousa Group Holdings LLC(3)		1,503,968	9.99%

(1)	Applicable percentage ownership is based on 13,550,766 shares of common stock outstanding as of October 26, 2025. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of are deemed to be beneficially owned by the person holding such securities for computing the percentage of ownership of such person, but are not treated as outstanding for computing the percentage ownership of any other person.

(2)	Represents 150,000 shares of common stock personally and 1,319,941 shares of common stock held as of record by X Group Family of Funds Limited Partnership. Anastasiia Kotaieva, a director of the Company, is the owner of X Group Fund of Funds Limited Partnership, and has voting and dispositive control over the securities held by X Group Fund of Funds Limited Partnership.

(3)	Esousa Group Holdings LLC holds 190 shares of Series A Convertible Preferred Stock which are currently convertible to 1,942,560 shares of common stock and 190 warrants to purchase an aggregate of 3,031,830 shares of common stock at an exercise price of $5.405 per share. Michael Wachs, the owner of Esousa Group Holdings LLC, has voting and dispositive control over the securities held by Esousa Group Holdings LLC. The convertible preferred stock and the warrants limit the exercise such that beneficial ownership does not exceed 9.99%. Esousa Group Holdings LLC is also entitled to receive $1,250,000 worth of additional shares of common stock pursuant to a common stock purchase agreement, dated as of September 18, 2025, between the Company and Esousa Group Holdings LLC (the “Commitment Shares”). The number of Commitment Shares is based on the volume weighted average price as of a date in the future and is presently indeterminable.

*	Less than 1%.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2024 with respect to our compensation plans under which equity securities may be issued, there are no securities remaining to be issued for future issuances under the 2023 Equity Incentive Plan or the 2024 Equity Incentive Plan and there are no options, warrants or rights outstanding.

PRINCIPAL STOCKHOLDERS OF THE COMPANY FOLLOWING THE CLOSING OF THE STAR PURCHASE

The following table and the related notes present information on the beneficial ownership of shares of the Company following the closing of the Star Purchase by:

●	each director of the Company following the closing of the Star Purchase, which will be identical to the Board of Directors prior to the Star Purchase;

●	each executive officer of the Company following the closing of the Star Purchase, which will be identical to the Board of Directors prior to the Star Purchase;

●	each stockholder known by us to beneficially own more than five percent of the Company’s common stock shares following the closing of the Star Purchase.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned assumes, in each case, the consummation of the Star Purchase, for a total of 18,321,106 shares of Common Stock to be outstanding immediately following the consummation of the Star Purchase, including a total of approximately 4,770,340 shares of common stock immediately issuable to Star pursuant to the terms of the Star Agreement, which will be assigned to the Star Equity Holders.

This table is based on information supplied by each prospective director, officer and principal stockholder of the Company’s common stock shares following the closing of the Star Purchase. Except as indicated in footnotes to this table, the Company believes that the stockholders named in this table have or will have (following the closing of the Star Purchase) sole voting and investment power with respect to all shares of the Company’s common stock shown to be beneficially owned by them, based on information provided by such stockholders. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors, director nominees and officers is c/o Nukkleus Inc., 575 Fifth Avenue, 14th Floor, New York, New York 10017.

Name	Position	Number of Shares of Common Stock	Percentage of Common Stock (1)
Officer and Directors
Menachem Shalom(3)	CEO and Director	9,262,961	37.7%
David Rokach	Director	10,000	*
Tomer Nagar	Director	10,000	*
Aviya Volodarsky	Director	10,000	*
Reuven Yeganeh	Director	10,000	*
Anastasiia Kotaieva(2)	Director	1,469,941	8.0%
Total Officers and Directors (6 people)		10,772,902	45.9%
5% Stockholders

X Group Fund of Funds LP (2)		1,469,941	8.0%
Esousa Group Holdings LLC (4)		2,033,417	9.99%

(1)	Applicable percentage ownership is based on 18,321,106 shares of Common Stock to be outstanding immediately following the consummation of the Star Purchase. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of are deemed to be beneficially owned by the person holding such securities for computing the percentage of ownership of such person, but are not treated as outstanding for computing the percentage ownership of any other person.

(2)	Represents 150,000 shares of common stock personally and 1,319,941 shares of common stock held as of record by X Group Family of Funds Limited Partnership. Anastasiia Kotaieva, a director of the Company, is the owner of X Group Fund of Funds Limited Partnership, and has voting and dispositive control over the securities held by X Group Fund of Funds Limited Partnership.

(3)	Represents (i) 500,000 shares of common stock currently held by Mr. Shalom, (ii) 2,490,013 shares of common stock to be issued upon closing of the acquisition of Star, and (iii) 6,272,948 shares of common stock issuable upon exercise of the Star Warrant.

(4)	Esousa Group Holdings LLC holds 190 shares of Series A Convertible Preferred Stock which are currently convertible to 1,942,560 shares of Common Stock and 190 warrants to purchase an aggregate of 3,031,830 shares of Common Stock at an exercise price of $5.405 per share. Michael Wachs, the owner of Esousa Group Holdings LLC, has voting and dispositive control over the securities held by Esousa Group Holdings LLC. The pre-funded warrants and the warrants limit the exercise such that beneficial ownership does not exceed 9.99%. Esousa Group Holdings LLC is also entitled to receive $1,250,000 worth of additional shares of common stock pursuant to a common stock purchase agreement, dated as of September 18, 2025, between the Company and Esousa Group Holdings LLC (the “Commitment Shares”). The number of Commitment Shares is based on the volume weighted average price as of a date in the future and is presently indeterminable.

*	Less than 1%.

RELATED PARTY TRANSACTIONS

Star Agreement

As discussed herein, on December 15, 2024, the Company entered into the Original Star Purchase Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders to acquire a controlling 51% interest in Star, a defense acquisition company. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star. Pursuant to the Original Star Purchase Agreement, the Company advanced $1,000,000 to Star in December 2024. In February 2025, the Company advanced an additional $800,000 to Star pursuant to the first amendment of the Star Agreement, bringing the total amount of the advance made to Star to $1,800,000 as of March 31, 2025. This amount is treated as a short-term non-interest bearing advance and will be deducted from the total investment consideration upon the closing of the transaction. No interest was imputed due to immateriality. In the event the transaction is not approved, Star will return the total amount of the advance to the Company.

X Group Conversion

On June 11, 2024 the Company issued the X Group Note to X Group in consideration of cash proceeds in the amount of $250,000. As an additional inducement to provide the X Group Note 1, the Company issued X Group the X Group Warrant 1. The Company and X Group also entered into a Restructuring Agreement providing that, among other items, X Group, in its sole discretion, will have the right for a period for six months from the effective date to lend the Company an additional $500,000.

On September 10, 2024, the Company issued the X Group Note 2 in the principal amount of $125,000 to X Group in consideration of cash proceeds in the amount of $100,000, which was funded on September 4, 2024.

On November 8, 2024, the Company entered the Conversion Agreement with X Group to convert outstanding principal and interest totaling of $771,085 payable under the X Group Note 1 and the X Group Note 2 (the “X Group Debt”) into shares of common stock of the Company. Pursuant to the Conversion Agreement, the Company issued 385,542 shares of its common stock and an additional warrant to purchase 351,424 shares of common stock exercisable for a period of five years at an exercise price of $2.00 per share (“X Group Warrant 2”) in exchange for the cancellation of the X Group Debt. Further, the Company and X Group entered into a letter agreement providing that X Group may not exercise the X Group Warrant 1 in the event such exercise would result in X Group holding in excess of 19.9% of the Company’s outstanding shares of common stock as of November 8, 2024. On November 14, 2024, the Company and X Group entered into a letter agreement pursuant to which it amended the terms of the Conversion Agreement and the X Group Warrant 2 issued in connection with the Conversion Agreement. Pursuant to the letter agreement, the shares of common stock to be issued under the Conversion Agreement were amended to be 319,952 shares of common stock of the Company and the exercise price of the X Group Warrant 2 was amended to be $2.41.

Services provided by related parties

From time to time, Oliver Worsley, a former shareholder of the Company, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $0, $54,499 and $55,140 for the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, respectively, which have been included in professional fees on the reconciliation summary of discontinued operations (see Note 5).

From time to time, Craig Vallis, a former shareholder of the Company, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $321,110, $105,834 and $136,625 for the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, respectively, which have been included in professional fees on the reconciliation summary of discontinued operations (see Note 5).

From time to time, Jamal Khurshid, the Company’s former chief executive officer and director, provides consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $2,593 and $61,327 for the three months ended December 31, 2024 and the year ended September 30, 2024, respectively, which have been included in professional fees on the reconciliation summary of discontinued operations (see Note 5). Jamal Khurshid did not provide any consulting services to the Company for the year ended September 30, 2023.

Revenue from related party and cost of revenue from related party

The Company’s general support services operated under a GSA with TCM providing personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount received was $1,600,000. Due to non-payment by TCM under the GSA, the Company has advised TCM that the GSA has been terminated as of December 31, 2023. The Company has historically generated substantially most of its revenue through the services rendered under the GSA.

The Company’s general support services operated under a GSA with FXDIRECT receiving personnel and technical support, marketing, accounting, risk monitoring, documentation processing and customer care and support. The minimum monthly amount payable was $1,575,000. Effective May 1, 2023, the minimum amount payable by the Company to FXDIRECT for services was reduced from $1,575,000 per month to $1,550,000 per month. Effective December 31, 2023, the GSA with FXDIRECT was terminated.

Both of the above entities are affiliates through common ownership.

During the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, general support services provided to the related party, which was recorded as revenue – general support services - related party on the reconciliation summary of discontinued operations (see Note 5) were as follows:

	Three Months Ended December 31,	Years Ended September 30,
	2024	2024	2023
Service provided to:
TCM	$—	$4,800,000	$19,200,000
	$—	$4,800,000	$19,200,000

During the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, services received from the related party, which was recorded as cost of revenue – general support services - related party on the reconciliation summary of discontinued operations (see Note 5) were as follows:

	Three Months Ended December 31,	Years Ended September 30,
	2024	2024	2023
Service received from:
FXDIRECT	$—	$4,650,000	$18,775,000
	$—	$4,650,000	$18,775,000

During the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, Digital RFQ earned revenue from related parties in the amount of $4,601, $69,619 and $138,419, respectively, which was included in revenue – financial services on the reconciliation summary of discontinued operations (see Note 5).

Due from affiliates

At December 31, 2024 and September 30, 2024 and 2023, due from affiliates consisted of the following:

	December 31,	September 30,	September 30,
	2024	2024	2023
Digiclear	$—	$—	$229,837
Jacobi	—	—	95,274
Jamal Khurshid	50,768	10,382	—
Forexware (1)	—	6,151	—
FXDD Mauritius (1)	—	6,004	1,500
TCM (1)	—	12,508	1,942,500
Total	$50,768	$35,045	$2,269,111

(1)	FXDD Mauritius, Forexware, and TCM are controlled by Emil Assentato, the Company’s former chief executive officer and chairman and current 5%+ shareholder.

The balance due from Jamal Khurshid represents monies the Company paid on behalf of Jamal Khurshid. The balances due from Forexware, FXDD Mauritius, and TCM represent outstanding receivables owed to Digital RFQ for financial services. The balances due from Jacobi and FXDD Mauritius represent monies that the Company paid on behalf of Jacobi and FXDD Mauritius. The balance due from TCM represents unsettled funds due related to the General Services Agreement and monies that the Company paid on behalf of TCM.

Management believes that the affiliates’ receivables are fully collectable. Therefore, no allowance for doubtful account is deemed to be required on its due from affiliates at September 30, 2024 and 2023.

Due to affiliates

At December 31, 2024 and September 30, 2024 and 2023, due to affiliates, which is included partially on the reconciliation summary of discontinued operations as well as the accompanying consolidated balance sheets, consisted of the following:

	December 31,	September 30,	September 30,
	2024	2024	2023
Forexware LLC	$—	$—	$1,211,778
FXDIRECT	—	—	5,064,428
Currency Mountain Holdings Bermuda, Limited (“CMH”) (1)	42,000	42,000	42,000
FXDD Trading (1)	441,402	470,716	396,793
Markets Direct Payments (1)	2,384	2,543	2,317
Craig Vallis	—	16,532	—
Match Fintech Limited (2)	36,293	47,733	91,433
Total	$522,079	$579,524	$6,808,749

(1)	CMH, FXDD Trading, and Markets Direct Payments are controlled by Emil Assentato, the Company’s former chief executive officer and chairman, and current 5%+ shareholder.

(2)	Match Fintech Limited is controlled by affiliates of the Company.

The balances due to affiliates represent expenses paid by FXDD Trading, Markets Direct Payments, and Match Fintech Limited on behalf of the Company and advances from CMH. The balance due to Craig Vallis represents unpaid consulting fees.

Amounts due to affiliates are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Customer digital currency assets and liabilities – related parties

At December 31, 2024 and September 30, 2024 and 2023, related parties’ digital currency, which was controlled by Digital RFQ, amounted to $1,028, $20,020 and $0, respectively, which was included in customer digital currency assets and liabilities on the reconciliation summary of discontinued operations.

Note receivable – related parties

Promissory note

The Company originated a note receivable to a shareholder in the principal amount of $35,000 on September 1, 2022. The note matured with respect to $17,500 on March 1, 2023 and with respect to $17,500 on September 1, 2023. The note bears a fixed interest rate of 5.0% per annum. On April 1, 2024, the outstanding principal and interest of this note receivable was applied to the principal of a cash loan made to the Company from this shareholder in March 2024.

For the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, the interest income related to this note amounted to $0, $949 and $1,836, respectively, and has been included in other (expense) income: other income (expense) on the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2024 and September 30, 2024 and 2023, the outstanding interest balance related to this note was $0, $0 and $1,980, respectively, and was included in other current assets on the accompanying consolidated balance sheets.

Line of credit

On July 31, 2023, the Company entered into a credit deed providing a $1,000,000 line of credit (the “Line of Credit”) to an affiliate a shareholder’s sibling controls. The Line of Credit allows the borrower to request loans thereunder until total advances reach $1.0 million. Amounts drawn under the Line of Credit bear interest at an annual rate of 8.0% and installment repayments commence on December 31, 2023. The Line of Credit was collateralized by 133,514 shares of the Company’s common stock that are owned by the borrower.

During the year ended September 30, 2023, $764,892 was advanced to the borrower under the Line of Credit. At September 30, 2023, the Company recorded a reserve for credit loss of $637,072 on the Line of Credit. During December 2023, the Company and the related party company entered into a Stock Transfer Agreement pursuant to which the collateral, 133,514 shares of the Company’s common stock owed by the related party, were to be transferred to the Company to satisfy the amount owed under the Line of Credit. As of September 30, 2024, the transfer of the 133,514 shares of the Company’s common stock back to the Company had not occurred and management deemed it remote that the transfer will occur. During the year ended September 30, 2024, the Company collected $132,826. At September 30, 2024, after exhaustive efforts at collection of the outstanding amounts owed under the Line of Credit and unsuccessful attempts to collect the collateral, the Company wrote off the remaining outstanding balance of the Line of Credit against the reserve for credit loss.

For the three months ended December 31, 2024 and the years ended September 30, 2024 and 2023, the interest income related to notes receivable – related parties amounted to $0, $362  and $12,082, respectively, and has been included as a component of other income (expense), net on the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2024 and September 30, 2024 and 2023, the outstanding interest receivable related to the notes receivable – related parties was $0, $0 and $12,179, respectively, and was included as a component of other current assets on the accompanying consolidated balance sheets.

Loan payable – related parties and interest payable – related parties

On July 19, 2023, Digital RFQ issued a promissory note (the “July 2023 Loan”) in the principal amount of $75,619 to Jamal Khurshid, the Company’s chief operating officer and director, in consideration of cash proceeds in the amount of $75,619. The July 2023 Loan bears interest of 5.0% per annum and is due and payable on July 19, 2026. The outstanding principal and interest of the July 2023 Loan was fully repaid in November 2023.

On August 15, 2023, Digital RFQ issued a promissory note (the “August 2023 Loan”) in the principal amount of $75,000 to Emil Assentato, the Company’s chief executive officer and chairman, in consideration of cash proceeds in the amount of $75,000. The August 2023 Loan bears interest of 5.0% per annum and is due and payable on August 15, 2026. A partial repayment of the August 2023 Loan of $50,000 was paid to Emil Assentato in January 2024.

On September 18, 2023, the Company issued a promissory note (the “September 2023 Loan”) in the principal amount of $270,000 to Emil Assentato, the Company’s chief executive officer and chairman, in consideration of cash proceeds in the amount of $270,000. The September 2023 Loan bears interest of 5.0% per annum and is due and payable on September 18, 2026. In December 2023, the September 2023 Loan principal of $270,000 was converted into 70,129 shares of common stock of the Company.

During the year ended September 30, 2024, the Company issued promissory notes in the aggregate principal of $1,105,639 and $248,000 to a shareholder and to an entity managed by that shareholder, respectively, (collectively, the “Shareholder 2024 Loans”), in consideration of cash proceeds in the same amount in the following tranches:

October 2023	$199,000
December 2023	424,000
January 2024	25,000
February 2024	188,000
March 2024	80,000
April 2024	31,000
May 2024	100,000
June 2024	120,500
July 2024	59,000
August 2024	58,000
September 2024	69,139
Total	$1,353,639

The 2024 Shareholder Loans bear interest of 5.0% per annum and each individual loan will be due and payable three years from the date of issuance.

In March 2024, the Company entered into a facility agreement with a shareholder (the “March 2024 Facility”), whereby a Company’s subsidiary can request loans up to an aggregate $500,000 from the shareholder. The proceeds from advances under the March 2024 Facility are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Facility bear interest of 4.0% per month. This loan will be repaid in installments in accordance with the terms of the March 2024 Facility, with the last installment due on July 31, 2024. In April 2024, $11,820, a portion of the March 2024 Facility’s outstanding principal was exchanged for due from affiliates. As of December 31, 2024, the outstanding principal balance and accrued and unpaid interest of the March 2024 Facility was GBP 320,646 and GBP 148,149, respectively ($402,379 and $185,912, respectively), at December 31, 2024.

In March 2024, the Company entered into a loan agreement with a Company shareholder (the “March 2024 Loan”), providing the Company with a loan up to GBP 395,000 ($495,686 at December 31, 2024). The proceeds from advances under the March 2024 Loan are restricted to fund working capital and operating expense. Advances drawn under the March 2024 Loan bear interest at a rate of 10.0% per annum. This March 2024 Loan is unsecured and is due and payable on March 31, 2025. In April 2024, GBP 32,337 ($37,198 at the exchange date), a portion of the March 2024 Loan’s outstanding principal, was exchanged for note receivable – related party. As of December 31, 2024, the outstanding principal balance and accrued and unpaid interest was GBP 217,663 and GBP 12,125, respectively ($273,145 and $15,215, respectively), at December 31, 2024.

Letter agreement with ClearThink

Nukkleus was party to a letter agreement with ClearThink dated as of November 22, 2021, pursuant to which ClearThink was engaged by Nukkleus in connection with the Business Combination.

Craig Marshak, a former member of the Board of Directors of the Company, was a managing director of ClearThink, a transaction advisory firm. ClearThink had been engaged by the Company to serve as the exclusive transactional financial advisor, and finder with respect to the Business Combination, to advise the Company with respect to the Business Combination. The letter agreement was terminated on October 27, 2023. The Company paid ClearThink $210,000 as of the date of closing of the Business Combination. Mr. Marshak no longer serves as a director of the Company.

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended September 30, 2024 and 2023.

	Years Ended September 30,
Customer	2024	2023
A – related party	81.2%	90.2%

As of September 30, 2024, the GSA agreement in relation to the above referenced related party customer was no longer active and nothing was owed by this customer to the Company.

One related party customer, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding accounts receivable and due from affiliates at September 30, 2023, accounted for 95.2% of the Company’s total outstanding accounts receivable and due from affiliates at September 30, 2023.

Suppliers

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s costs of revenues for the years ended September 30, 2024 and 2023.

	Years Ended September 30,
Supplier	2024	2023
A – related party	94.6%	86.8%

As of September 30, 2024, the GSA agreement in relation to the above referenced related party supplier was no longer active and nothing was owed to this supplier by the Company.

Two related party suppliers, whose outstanding payables accounted for 10% or more of the Company’s total outstanding accounts payable and due to affiliates at September 30, 2023, accounted for 81.7% of the Company’s total outstanding accounts payable and due to affiliates at September 30, 2023.

FINANCIAL INFORMATION RELATED TO THE STAR PURCHASE

Financial Statements of the Company

The audited historical financial statements of the Company and its subsidiaries for the years ended September 30, 2024 and 2023 and the transition period ended December 31, 2024 are contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, the Form 10-K/A, the Form 10-KT for the transition period from September 30, 2024 to December 31, 2024 and the Form 10-KT/A and the unaudited historical financial statements of the Company and its subsidiaries for the three months ended March 31, 2025 and 2024, the Form 10-Q/A and the unaudited historical financial statements of the Company and its subsidiaries for the three months and six months ended June 30, 2025 and 2024 and are incorporated by reference into this proxy statement. See “Where You Can Find More Information”, below.

A representative of GreenGrowthCPAs, our independent registered public accounting firm, will not be attending the Special Meeting.

Financial Statements of Star

The audited historical financial statements of Star and its subsidiaries for the years ended December 31, 2024 and December 31, 2023 and the unaudited financial statements of Star and its subsidiaries for the six months ended June 30, 2025 are included herein. See “Annex D”.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Star

You should read the following discussion and analysis of Star’s financial condition and operating results together with the audited financial statements and related notes included elsewhere in this proxy statement.

This discussion and analysis contains forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Future results may differ materially from those anticipated in these forward-looking statements as a result of various factors.

Our Acquisition of Rimon

B. Rimon Agencies Ltd., which we refer to as Rimon, is an Israeli limited liability company formed by the late Binyamin Rimon, its founder and former chief executive officer, on June 4, 1992. Rimon, an Israeli defense industry company, serves the Israeli market as an exclusive distributor of generators, masts, lighting solutions, and a wide range of defense, homeland security, and commercial systems. Star acquired Rimon from its founder and Chief Executive Officer, Menachem Shalom, on February 15, 2024 pursuant to an agreement in which he assigned and transferred all of his Rimon shareholdings, constituting 100% ownership thereof, to Billio, Star’s wholly owned subsidiary, in exchange for Star (1) assumption of his obligations and rights under certain agreements between himself, Rimon, and the former owners and sellers of Rimon, who we refer to as the Sellers, including but not limited to the right to be repaid by Rimon for a loan of NIS 425,000 which Mr. Shalom extended to the Sellers on December 25, 2023, and a NIS 750,000 payment obligation and other conditional/performance based payment obligations; (2) indemnification of the founder with respect to any and all of his obligations to the Sellers; and (3) Star’s reimbursement of the founder costs incurred in connection with his acquisition of Rimon. On December 12, 2024, the Sellers agreed that we may remove their names from the shares on which such names are currently affixed on the official Israeli securities registrar upon our payment of NIS 171,837 to the Sellers, an amount equal to (i) the sum of the final NIS 300,000 installment due February 15, 2024 and a fee owed to the sellers of Rimon in connection with a certain mast brokerage transaction between Fireco SARL and BL Advanced Ground Support Systems Ltd., (ii) less NIS 152,203, representing funds held in a private account of the late Binyamin Rimon, as collateral for certain of Rimon’s debt which was to be returned to us upon repayment of the debt and release of the collateral. Star paid the prior amount on December 18, 2024, and had the Sellers name removed from the official Israeli securities registrar thereafter.

In connection with our acquisition of Rimon from Mr. Shalom, we agreed to reimburse him for the costs incurred during his acquisition of Rimon and to establish the terms and conditions for the working capital advances he planned to provide, and subsequently provided, to Rimon. To do so, on February 15, 2024, we issued Mr. Shalom a demand grid promissory note with an initial principal of $155,405, representing the amounts he had extended to Rimon before that date, bearing interest at 8% per annum and maturing 60 days after the earlier of February 15, 2025, or upon the closing of a private placement or public offering for gross proceeds of at least $5,000,000. Since its issuance, the outstanding principal of the note: (i) increased by $23,424 to $178,829 on March 22, 2024, due to a working capital advance from Mr. Shalom, then (ii) decreased by $20,270 to $158,559 on May 23, 2024, after we repaid that amount of the outstanding principal of the note, then (iii) increased by $59,540 to $218,100 on August 28, 2024, due to an additional working capital advance from Mr. Shalom, then (iv) increased by $54,054 to $272,154 on the prior date to reflect an advance from Mr. Shalom to cover a portion of the second required payment to the Rimon sellers; then (v) increased by $189,362 to $461,516, the current outstanding principal of the note, on December 4, 2024, following an additional working capital advance from Mr. Shalom extended until that date.

Rimon Acquisition Accounting Treatment

Star accounted for the acquisition of Rimon as a business combination using the acquisition method under FASB ASC Topic 805 as of the date we obtained control. In compliance with ASC 810-10-40-6, we treated the series of transactions leading up to our acquisition of Rimon as a single transaction because: (i) we executed each transaction around the same time and in contemplation of one another, (ii) Mr. Shalom formed Star to acquire Rimon, (iii) Star’s formation depended on Mr. Shalom’s acquisition of Rimon, and (iv) the transactions formed a unified arrangement to make Rimon a wholly owned subsidiary of Star.

As the accounting acquirer, Star recorded the consideration that Mr. Shalom paid on our behalf. Star estimated the purchase price, identified the acquired assets and assumed liabilities as of the acquisition date, and recognized any excess of the purchase price over the fair value of the net assets acquired as goodwill. However, we are still finalizing the purchase price allocation. As a result, our current fair value estimates for contingent consideration, goodwill, and related tax impacts are preliminary and may change as we receive more information, including final adjustments to net working capital. We expect to complete the valuation as soon as possible and no later than one year after the acquisition date.

The excess of Rimon’s purchase price over the fair market value of its net tangible and identifiable intangible assets acquired was recorded as goodwill, primarily reflecting Rimon’s the market opportunities in Israel. There is no goodwill in this purchase.

The following table sets forth the preliminary components of identifiable intangible assets acquired and their estimated useful lives as of the  date of acquisition (in months):

	Fair value	Useful life
Distributor rights	$89,000	60
Backlog	242,000	24
Customer Relationships	70,000	60
Total intangible assets	$401,000

As described above and elsewhere in this prospectus, on February 15, 2024, we executed an assignment and assumption agreement with Mr. Shalom, pursuant to which we, through our wholly owned subsidiary Billio, acquired all 200 shares of Rimon’s issued and outstanding capital stock in exchange for our assumption of all Mr. Shalom’s rights and obligations under his agreements with the former owners and sellers of Rimon, dated December 22, 2023, and February 15, 2024. According to ASC 805in a common control transaction, a receiving entity records assets and liabilities at the transferring entity’s carrying amounts, not at fair value, because such transactions do not involve a substantive change in ownership and do not require a step up in basis. As a result, we recorded Rimon’s assets at their carrying values and treated them as a capital contribution from Mr. Shalom.

Securities Purchase Agreement with Nukkleus

On December 15, 2024, Star entered into a Securities Purchase Agreement and Call Option, as amended on each of February 11, 2025, May 13, 2025 and June 15, 2025 (collectively, the “Nukkleus Agreement”) with Nukkleus, Star’s equity holders and Mr. Shalom, acting in his capacity as the representative of the Star holders, to sell to Nukkleus a controlling 51% interest in Star in exchange for an aggregate investment of (i) $21,000,000 that consists of $5,000,000 in cash, (ii) a promissory note in the principal amount of $16,000,000 less amounts previously borrowed from Nukkleus and (iii) shares and warrants in Nukkleus. Our equity holders granted Nukkleus an option (the “Option”) to purchase the balance of their equity in Star (49.0%) for an aggregate $16,084,250 (the “Option Exercise Price”) in consideration for the issuance to them of five-year stock purchase warrants to purchase an aggregate of 720,000 shares of Star’s common stock with an exercise price of $1.50 per share.

If, for a period of 12 months after the closing of the transactions contemplated by the Nukkleus Agreement, the shares of Nukkleus are delisted from Nasdaq, Star shall have the right, at its own discretion, to require Nukkleus to exchange the note for all the shares of Star then held by Nukkleus, the option shall be automatically cancelled and we shall retain any cash payments made by Nukkleus. In such instance, Nukkleus shall retain an equity interest in Star equivalent to all cash payments. The closing of the transaction is subject to customary closing conditions, including regulatory approvals, third-party consents, fairness opinion, and approval by the shareholders of Nukkleus as required under applicable Nasdaq listing rules.

If the Nukkleus Agreement is canceled because stockholder approval was not obtained within 90-days after the date of the Agreement and the failure was a result of Nukkleus failing to perform or observe its covenants or agreements provided for in the Agreement, Star is entitled to damages of $3,000,000 from Nukkleus.

You should note that due to the previous ownership by Mr. Shalom of Class B common shares in Star, (i) until the exercise of the Nukkleus call option described above, or (ii) for the foreseeable future if such Nukkleus call option terminates prior to its exercise, or (iii) following our decision to redeem the shares purchased by Nukkleus under the Nukkleus call option if Nasdaq delists Nukkleus’ common stock within the 12 months following its exercise, then Mr. Shalom would have had the ability to determine all matters requiring approval by our stockholders, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets. This also meant that even if Nukkleus acquires 51% of Star, Mr. Shalom would still have maintained voting control over our company through his class B common stockholdings which carries super majority voting rights. Accordingly, Mr. Shalom agreed to convert all his outstanding Class B common shares to Class A common shares so that he would no longer have supermajority voting rights with respect to the conduct of our business.

Results of Operations

Comparison For the Three and Six Months Ended June 30, 2025 Versus the Three and Six Months Ended June 30, 2024

Revenue

We had no revenue from continuing operations during the three and six months ended June 30, 2025 and 2024, due to the discontinuation of subsidiary DRFQ’s operations since DRFQ has been classified as held-for-sale. We expect to report revenue upon the closing of the Star acquisition, which we expect to be complete by and near the end of the third quarter of this year. At this time, the Company does not expect to generate revenue from other sources prior to the closing of the Star acquisition.

Operating Expenses

Professional fees

For the three months ended June 30, 2025, professional fees decreased by approximately $144,000, or 16.3%, as compared to the three months ended June 30, 2024. For the six months ended June 30, 2025, professional fees decreased by approximately $1,022,000, or 37.6%. This decrease was primarily attributable to a decrease in advisory service fees of $965,500 and consulting fees of approximately $310,000, offset by an increase in legal fees of approximately $123,000 and audit fees of approximately $131,000. This net decrease in professional fees is mainly attributable to the one-time costs incurred in early 2024 in relation to the business combination. We expect that our professional fees will remain consistent in the near future with a possible marginal increase between now and the closing of the Star acquisition. Subsequent to the closing of the Star acquisition, we expect professional fees to decrease slightly as we anticipate the frequency of one-time costs of professional fees to come down.

Compensation and related benefits

For the three months ended June 30, 2025, our compensation and related benefits increased by approximately $46,000, or 186.0%, as compared to the three months ended June 30, 2024. For the six months ended June 30, 2025, our compensation and related benefits increased by approximately $80,000, or 145.5%, as compared to the six months ended June 30, 2024. We expect that our compensation and related benefits will increase in the near future if the pending acquisition of Star completes during fiscal year 2025, as the Company expects to employ several individuals immediately following the closing of the acquisition. Our compensation and related benefits have been significantly lower than our professional fees due to the engagement of several professionals working for the Company on a consulting basis.

Other general and administrative expenses

For the three months ended June 30, 2025, total other general and administrative expenses increased by approximately $116,000, or 95.1%, as compared to the three months ended June 30, 2024. For the six months ended June 30, 2025, total other general and administrative expenses increased by approximately $382,000, or 110.6%, as compared to the six months ended June 30, 2024. The increase was mainly attributable to additional costs associated with operating as a public company, including an increase in D&O insurance of approximately $168,000, marketing fees of approximately $110,000, rent expenses of approximately $73,000 attributable to new offices established in Israel and New York, entertainment and travel of approximately $89,000 attributable to the travel by our CEO and other business expenses of approximately $93,000, offset by a decrease in filing fees of approximately $150,000. We expect that other general and administrative expenses will continue to increase in the near future if the pending acquisition of Star completes during fiscal year 2025, as the Company expects to incur higher costs such as insurance, rent, advertising, and travel expenses.

Other Income (Expense)

For the three months ended June 30, 2025, other income (expense), net, increased approximately $4,514,000, or 1,972.6%, as compared to the three months ended June 30, 2024. For the six months ended June 30, 2025, other income (expense), net, increased approximately $109,172,000, or 45,707.6%, as compared to the six months ended June 30, 2024. The increase was attributable to, an increase in gain from change in fair value – stock purchase warrant liabilities of approximately $109,406,000, a gain from change in fair value – convertible note embedded derivative of approximately $588,000, realized and unrealized gains of approximately $146,000, and a decrease in loss on debt settlement of approximately $176,000, offset by an increase in penalties – late registration, payable to the investor in connection with the December 2024 Private Placement, of $800,000, interest expense due to amortization of debt discounts of approximately $279,000, and interest expense on debt of approximately $81,000. The significant changes in fair value recognized on the Company’s stock purchase warrant liabilities are directly related to several warrants granted during fiscal year 2024. For the duration of the life of these warrants, the Company expects to continue to recognize significant gains or losses heavily driven by any changes in the Company’s stock price at each quarterly and annual report date.

Discontinued Operations

Net loss from discontinued operations was estimated to be $217,952 for the three months ended June 30, 2025 compared to $358,045 for the three months ended June 30, 2024. Net loss from discontinued operations was estimated to be $400,707 for the six months ended June 30, 2025 compared to $692,261 for the six months ended June 30, 2024. These decreases were due to a decrease in net loss from the operations of the Company’s wholly owned subsidiary DRFQ, which is the sole driver of the Company’s former financial services segment. The Company expects to recognize a deconsolidation of DRFQ in the third quarter due to the sale of this subsidiary, which will cease discontinued operations of the Company.

Liquidity and Capital Resources

We generated a pre-tax net income from continuing operations of $106,377,435 for the six months ended June 30, 2025 and incurred a pre-tax net loss from continuing operations of $3,353,397 for the six months ended June 30, 2024, and have an accumulated deficit of $95,099,015 as of June 30, 2025 and $201,075,743 at December 31, 2024. As of June 30, 2025, we had a working capital deficit of $53,463,528, including $1,519,647 of cash. The pre-tax net income from continuing operations of approximately $106,000,000 for the six months ended June 30, 2025 is primarily due to the applicable accounting treatment used to recognize gains from changes in fair value of liability-classified warrants which does not impact our cash position. During the six months ended June 30, 2025 the most significant use of the Company’s cash was for the purpose of advance cash payments to Star of $1,500,000 pursuant to the amended terms of the Star transaction. The Company intends to make an additional final advance payment of $500,000 subsequent to June 30, 2025.

We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. However, we expect to generate revenue beginning immediately after the closing of the Star acquisition, which we expect to be completed near the end of the third quarter of 2025. Since our inception, we have raised capital through private sales of common stock and debt securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and cash and other requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of additional debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. Even if debt financing is available, the cost of additional financing may be significantly higher than our current debt.

The risks and uncertainties surrounding the Company’s ability to continue to raise capital and its limited capital resources raise substantial doubt as to the Company’s ability to continue as a going concern for twelve months from the issuance of these consolidated financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.

Cash Flows

The following summarizes the key components of our cash flows for the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
	2025	2024
Net cash used in operating activities	$(2,693,898)	$(1,820,714)
Net cash used in investing activities	(1,514,847)	-
Net cash provided by (used in) financing activities	(878,000)	1,505,456
Effect of exchange rate on cash	102,697	(9,580)
Net change in cash	$(4,984,048)	$(324,838)

Operating activities

Net cash flow used in operating activities for the six months ended June 30, 2025 was approximately $2,694,000, which primarily reflected our consolidated net income of approximately $105,977,000, adjusted for changes in working capital accounts and certain non-cash income (expenses) of approximately $109,492,000 (including the change in fair value of our liability-classified stock purchase warrants and derivative liabilities of approximately $109,994,000, offset by amortization of debt discount of approximately $322,000, stock-based compensation of approximately $178,000, and depreciation expense of approximately $1,500).

Net cash flow used in operating activities for the six months ended June 30, 2024 was $1,821,000, which primarily reflected our consolidated net loss of approximately $4,046,000, adjusted for changes in working capital accounts and certain non-cash expense of approximately $362,000 (including loss on settlement of vendor obligations of approximately $176,000, stock-based compensation of approximately $149,000, and amortization of debt discount of approximately $36,000).

Investing activities

Net cash flow used in investing activities was approximately $1,515,000 for the six months ended June 30, 2025, which consisted of an additional advance payment to Star of $1,500,000 in connection with the plan acquisition of Star, and a purchase of computer equipment of approximately $15,000.

There were no cash flows provided by investing activities for the six months ended June 30, 2024.

Financing activities

Net cash flow used in financing activities was approximately $878,000 for the six months ended June 30, 2025, which consisted of a repayment of note payable of $78,000 and payments of penalty – late registration of $800,000.

Net cash flow provided by financing activities was approximately $1,505,000 for the six months ended June 30, 2024, which consisted of proceeds from loan payable – related parties of approximately $545,000, proceeds from issuance of convertible debt, net of issuance costs of approximately $300,000, proceeds from issuance of note payable of approximately $78,000, and cash provided by financing activities from discontinued operations of approximately $583,000.

Comparison of the years Ended December 31, 2024 and 2023

The following table sets forth key components of our results of operations during the years ended December 31, 2024 (Star 26 Capital Inc.) and 2023 (B. Rimon Agencies Ltd) both in thousands of dollars and as a percentage of our revenues.

	Year ended December 31
	2024	2023
Revenues	4,994	3,797
Cost of revenues	(3,808)	(2,648)
Gross profit	1,186	1,149

General and administrative expenses	(1,687)	(547)
Operating Income (Loss)	(501)	602
Other Income	55	38
Financial income, net	(143)	(104)

	(589)	536
Taxes on income	34	(129)
Net Income (loss)	(555)	407

Revenue

Rimon’s revenue for the years ended December 31, 2024 and 2023 were $4,994,000 and $3,797,000, respectively, an increase of $1,197,000, or 31.52%. Revenues increased as a result of growing demand for the products of Rimon, particularly as a result of the situation in Israel and the general geopolitical trends.

Cost of revenue

Rimon’s cost of revenue for the years ended December 31, 2024 and 2023 were $3,808,000 and $2,648,000, respectively, an increase of $1,160,000. Cost of revenue increased in line with our increase in revenue.

Gross profit and Gross margin

Gross profit for the years ended December 31, 2024 and 2023 were $1,186,000 and $1,149,000, respectively, and its gross margin for the respective year ends were 23.75% and 30.26%, respectively.

General and Administrative expenses.

General and administrative expenses increased from $547,000 in 2023 to $1,687,000 in 2024. This overall increase masks a shift in the composition of the following expenses:

-	Salaries and related expenses increase from $289,000 in 2023 to $467,000 in 2024.

-	Rent expenses increase from $39,000 to 60,000 due to municipality tax benefits received; and

-	Professional fees increased from $88,000 in 2023 to $712,000 in 2024, due to higher professional service fees related to compliance and consulting in Rimon and professional service fees related to compliance and consulting in the Company. The fees are directed related to the proposed transaction between the Company and Star, which directly results in increased compliance and consulting and professional service fees incurred by Rimon.

-	Amortization of intangible assets in 2024 was $196,000.

Income Tax

Our income tax expense decreases from $129,000 in 2023 to income tax of $34,000 in 2024 As of December 31, 2024, Rimon and subsidiary have carried forward losses for tax purposes of approximately$430 ,000 and $660,000, respectively.

Net Income

Net income decreased significantly, from net income of $407,000 in 2023 to net loss of $555,000 in 2024.

Comparison of Years Ended December 31, 2023 and 2022 - B. Rimon Agencies Ltd

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022, in thousands of dollars and as a percentage of our revenues.

	Year ended December 31
	2023	2022
Revenues	3,797	2,698
Cost of revenues	(2,648)	(2,041)
Gross profit	1,149	657

General and administrative expenses	(547)	(518)
Operating Income	602	139
Other Income	38	78
Financial income, net	(104)	(100)

	536	(117)
Taxes on income	(129)	43
Net Income	407	(74)

Revenue

Our revenue increased by 41%, from $2,698,000 in 2022 to $3,797,000 in 2023. This growth was driven primarily by increased demand for masts, which accounted for approximately 62% of the revenue growth. Additionally, our generators saw a 38% rise in sales due to increased demand in the Israeli market attributed to the war in Israel.

Cost of Revenue

Cost of revenue rose by 30%, from $2,041,000 in 2022 to $2,648,000 in 2023. This increase correlates with higher sales volumes, particularly in masts, which carries higher production and delivery costs. Notably, the cost of raw materials increased by 30%, contributing to the rise in our cost structure.

Gross Profit and Gross Margin

Gross profit improved from $657,000 in 2022 to $1,149,000 in 2023, reflecting a 75% increase. Our gross margin also rose from 24.4% to 30.3%, primarily due to a favorable shift in our product mix towards higher-margin masts  and improved operational efficiencies.

General and Administrative expenses.

General and administrative expenses increased from $518,000 in 2022 to $574,000 in 2023, a rise of approximately 10.8%. This overall increase masks a shift in the composition of the following expenses:

●	Salaries and related expenses decreased from $340,000 in 2022 to $289,000 in 2023, reflecting the impact of workforce optimization initiatives;

●	Rent expenses decreased from $42,000 to 39,000 due to municipality tax benefits received; and

●	Professional fees increased from $11,000 in 2022 to $88,000 in 2023, due to higher professional service fees related to compliance and consulting, which accounted for $77,000 of the increase, and a $3,000 rise in consulting and marketing costs.

Income Tax

Our income tax expense increased to $129,000 in 2023, up from $43,000 in 2022, driven by higher taxable income. Our effective tax rate remained consistent at approximately 23%. Despite this, we carried forward tax losses of $635,000 as of December 31, 2023, which will reduce taxable income in future periods.

Net Income

Net income increased substantially, from $200,000 in 2022 to $443,000 in 2023. This improvement was the result of higher revenue and gross margin, partially offset by increased administrative expenses.

Liquidity and Capital Resources

On March 31, 2025, Star had $681,000 in cash and cash equivalents.

Rimon’s capital resources are lines of credit extended to it by banks and its vendors. In addition, and based on short term needs, the founder is willing to provide Rimon with working capital advances to cover short term financial needs.

Plan of Operations

Rimon can maintain its current operations, both in the short term over the next 12 months and in the long term, with no additional funding by relying on lines of credit provided by its vendors, banks, and its self-generating cashflow. The minimum funding required for Star to remain in business for at least the next 12 months is $1.2 million. That amount would be used primarily to buy raw materials to be used for inventory and for working capital. Further, Star will be able to continue to conduct its planned operations through February 2026 using currently available capital resources.

Off Balance-sheet Arrangements

Star has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Income taxes

We account for income taxes in accordance with ASC 740, “Income Taxes” by recognizing the current year’s tax payable and deferred tax assets or liabilities for the future impact of events already reflected in Star’s financial statements or tax returns.

Deferred tax assets and liabilities arise from temporary differences between financial reporting and tax reporting bases. They are measured using the enacted tax rates and laws expected to apply when these amounts reverse or are utilized. Valuation allowances are recorded to reduce deferred tax assets to amounts that are more likely than not to be realized. For uncertain tax positions, Star uses a more-likely-than-not recognition threshold and measures the potential outcomes based on the amounts and probabilities of resolution with taxing authorities.

Revenue Recognition

We recognize revenues upon delivery of our finished products to customers. Delays or failure to make deliveries prevent us from recognizing revenue. To produce and deliver our products, we rely on purchasing and obtaining physical parts and goods from suppliers worldwide. Delays in manufacturing or shipments can significantly impact our production capabilities, and therefore, the number and value of products we can deliver to customers. Additionally, Global events like Covid-19 and the Russia-Ukraine war have disrupted supply chains, affecting our operations and revenues.

Revenue recognition in any accounting period involves significant management judgments and estimates. If these judgments or estimates are incorrect, or if they change due to evolving business or market conditions, it may result in material differences in the amount of revenue recognized during a given period. We recognize revenues in accordance with ASC 606, “Revenue from Contracts with Customers”, which provides a unified model to determine how revenue is recognized.

Pursuant to ASC 606, we recognize revenue when control of promised goods or services is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange. We determine revenue recognition through the following steps: (1) identifying the contract with a customer; (2) identifying the performance obligations within the contract; (3) determining the transaction price; (4) allocating the transaction price to the performance obligations; and (5) recognizing revenue when, or as, we fulfill a performance obligation.

As of the date of this report, we generate two main types of revenue:

●	Revenue from selling imported goods, such as generators, masts, and lighting.

●	Revenue from integration projects, where we design, engineer, source raw materials, assemble, and complete tactical vehicles and trailers.

Leases

We determine whether an arrangement is or contains a lease at the contract inception and include operating leases in operating lease right-of-use assets, other current liabilities, and operating lease liabilities on our balance sheets.

Right-of-use assets represent our right to use an underlying asset for a given lease term, and lease liabilities represent our obligation to make lease payments. We recognize operating lease right-of-use assets and liabilities at the commencement date, based on the present value of lease payments over the lease term. Since our leases do not provide an implicit interest rate, we generally use the incremental borrowing rate based on the estimated interest rate for collateralized borrowing over a similar term on our lease commencement dates. The operating lease right-of-use asset includes any lease payments made and excludes lease incentives. Our lease terms may also include options to extend or terminate the lease when we are reasonably certain to exercise that option. We recognize lease expense on a straight-line basis over the lease term.

We monitor for events or changes in circumstances that require us to reassess our leases. If a reassessment leads to the remeasurement of a lease liability, we make a corresponding adjustment to the carrying amount of the related right-of-use asset, unless this would reduce the right-of-use asset’s carrying amount below zero. In such a case, we record the amount that would result in a negative ROU asset balance in the statement of comprehensive loss.

Related Party Transactions

Star follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions.

Key Financial Terms and Metrics

The following discussion summarizes the key factors our management believes are necessary for an understanding of our financial statements:

●	Research and Development Expense. The process of researching and developing our product candidates may be lengthy, unpredictable, and subject to many risks. We are unable, with any certainty, to estimate either the costs or the timelines in which those expenses will be incurred. Our research and development costs may include internal recurring costs, such as personnel-related costs (salaries, employee benefits, equity compensation and other costs), materials and supplies, facilities and maintenance costs attributable to research and development functions.

●	Marketing. Our marketing expenses consist primarily of payment to freelancers, salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive and other support staff. Other significant marketing expenses may include the costs associated with professional fees to develop our marketing strategy and fees associated with setting up exhibitions and shops, with marketing promotions and with digital marketing. Our marketing costs are part of the General and Administrative Expenses in our Profit and Loss report.

●	General and Administrative Expenses. Likewise, our general and administrative expenses consist primarily of salaries, employee benefits, equity compensation, and other personnel-related costs associated with executive, administrative and other support staff. Other significant general and administrative expenses include the costs associated with professional fees for accounting, auditing, insurance costs, consulting and legal services, along with facility and maintenance costs attributable to general and administrative functions.

●	Financial Expenses. Our financial expenses consist primarily of the impact of the exchange rate derived from re-measurement of monetary balance sheet items denominated in non-dollar currencies. Other financial expenses include bank fees and interest on long-term loans.

Operating Activities

Net cash used in operating activities consists of net income adjusted for certain non-cash items and changes in assets and liabilities. Net cash used in operating activities was $1,216,000 for the twelve months ended December 31, 2024.

Investing Activities

Net cash used in investing activities was $131,000 for the twelve months ended December 31, 2024.

Financing Activities

Net cash provided by financing activities was $2,514,000 for the for the twelve months ended December 31, 2024.

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Star Acquisition

On December 15, 2024, the Company entered into the Securities Purchase Agreement and Call Option, which was subsequently amended on each of February 11, 2025, May 13, 2025, June 15, 2025 and July 25, 2025. Said agreement, as amended, provided that the Company would acquire 51% of Star and the Star Equity Holders would grant the Company an option to purchase the balance of the equity. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star.

On September 15, 2025, the parties executed and delivered the Amended and Restated Securities Purchase Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders, to memorialize the proposed Transaction. Pursuant to the Star Agreement, the Company at closing will acquire 100% of the issued and outstanding capital of Star in consideration of (i) $21,000,000, to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash, less any amounts lent to Star from the Company since the Original Star Purchase Agreement, (ii) 4,770,340 shares of common stock of the Company (the “Shares”), (iii) a five-year warrant (the “Star Warrant”) to purchase an aggregate of 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share, (iv) $3,000,000 in cash and (v) a 6-month promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8%.The Shares, Star Warrants, cash and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably. If the Star Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company or if Company fails to maintain its listing on Nasdaq, Star shall be entitled to a payment from the Company in the amount of $3,000,000.

The closing of the Transaction is subject to customary closing conditions, including approval by the Company’s shareholders as required under applicable Nasdaq listing rules. As a result of the above transaction, the Shares issued to Star and assigned to the Star Equity Holders represents 44.8% of the issued and outstanding shares of Common Stock as of the Record Date. Further, assuming the Star Equity Holders have exercised the Star Warrant, the Star Equity Holders would hold an aggregate of 16,787,988 shares of Common Stock representing 157.8% of the issued and outstanding shares of Common Stock of the Company as of the Record Date.

Disposition of DRFQ

On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 and $31,000 to the shareholder and the subsidiary of the Company, respectively, by November 15, 2024 and $115,000 to the subsidiary of the Company by November 29, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at December 31, 2024). In accordance with the terms of the Settlement Agreement will issue 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services. On August 5, 2025, the Company was notified that on July 29, 2025, Match Financial was placed into administration in the United Kingdom pursuant to the Insolvency Act 1986 resulting in the appointment of two administrators (the “Administrators”). The administration was initiated by the sole director of Match Financial, Jamal Khurshid. According to the notice sent to the Company, on July 29, 2025, the Administrators completed a pre-packaged sale of Match Financial’s entire shareholding in DRFQ to Match Financial Holdings Limited, a newly formed entity owned by Mr. Khurshid, for nominal consideration of £102,000. The transaction results in the divestiture of DRFQ.

Financing Agreement

Private Placement

On September 4, 2025, Nukkleus Inc. (the “Company”) entered into a Securities Purchase Agreement with certain accredited investors (the “Securities Purchase Agreement”) for a private placement (the “Private Placement”) pursuant to which the investors (the “Purchasers”) agreed to purchase from the Company 200 units for an aggregate purchase price of $10,000,000 or a per unit price of $50,000, with each unit consisting of (i) one restricted share (each a “Share” and collectively, the “Shares”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) restricted common stock purchase warrants to initially purchase up to 15,957 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, subject to adjustment and exchange as described herein (the “Common Warrants” and the shares of Common Stock issuable upon exercise or exchange of the Common Warrants, the “Warrant Shares”). The Private Placement Offering is expected to close on or about Tuesday, September 9, 2025.

The unaudited pro forma condensed combined financial information is presented to illustrate the effects of the acquisition of Star and Disposition of DRFQ by the Company and the Financing Agreement, as if they had occurred on January 1, 2024, the beginning of the most recently completed fiscal year preceding the Star Acquisition and the disposition of DRFQ. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission (the “SEC”) Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses and are presented to illustrate the estimated effects of the Star Acquisition and Related Transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 are based upon, derived from and should be read in conjunction with Nukk’s historical unaudited condensed consolidated financial statements for the six months ended June 30, 2025 and Nukk’s historical audited consolidated financial statements for the three months ended December 31, 2024 and for the year ended September 30, 2024 (which are available in the Company’s Annual Report on Form 10-K for the three months ended December 31, 2024 and the year ended September 30, 2024, as filed with the SEC on May 8, 2025 and February 10, 2025, respectively), as amended on each of July 9, 2025 and April 14, 2025and the unaudited historical financial statements as of June 30, 2025 and for the six months ended June 30, 2025 of Star and the audited historical financial statements of Star as of and for the year ended December 31, 2024 included in this proxy statement.

The historical combined financial information has been adjusted to give pro forma effect to reflect the accounting for the Star Acquisition and the Disposition of DRFQ in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.

The Star Acquisition is being accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information is based upon management’s internally developed preliminary estimates of the fair market value of the assets acquired and liabilities assumed, as if the Star Acquisition had occurred on the aforementioned dates. This allocation of the purchase price depends upon certain estimates and assumptions, all of which are preliminary and, in some instances, are incomplete and have been made solely for the purpose of developing the unaudited pro forma condensed combined financial information. Any adjustments to the preliminary estimated fair value amounts could have a significant impact on the unaudited pro forma condensed combined financial information contained herein, and our future results of operations and financial position.

The unaudited pro forma condensed combined financial information is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Star Acquisition, Disposition of DRFQ and the Financing Transaction occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the Star Acquisition and Disposition of DRFQ.

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

	Nukkleus Inc.	Acquisition of Star 26	Disposition of DRFQ	Transaction Adjustments (Note 4)	Note Ref	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$1,519,647	423,000	(1,338)	$(5,500,000)	A	$6,441,309
				10,000,000	F
Restricted Cash	-	60,000	-	-		60,000
Short term bank deposits	-	131,000	-	-		131,000
Marketable securities	-	983,000	-	-		983,000
Accounts Receivable	-	1,195,000	-	-		1,195,000
Advances - related party	2,500,000	-		(2,500,000)	A	-
Due from affiliates	132,088	-	-	-		132,088
Current assets from discontinued operations	2,256,993	-	(2,256,993)	-		-
Inventory	-	1,274,000	-	-		1,274,000
Other current assets	551,149	395,000		-		946,149
Total current assets	6,959,877	4,461,000	(2,258,331)	2,000,000		11,162,546
Funds in respect of employee rights upon retirement	-	77,000	-	-		77,000
Long-term loan to other Company	-	771,000				771,000
Deferred taxes	-	115,000	-	-		115,000
Intangible assets, net	-	172,000	-	200,435	B	372,435
Goodwill	-	-	-	81,972,009	B	81,972,009
Operating lease right-of-use assets	165,228	1,082,000	-	-		1,247,228
Other assets from discontinued operations	8,746	-	(8,746)	-		-
Property and equipment, net	13,383	39,000	-	-		52,383
Total assets	$7,147,234	6,717,000	(2,267,077)	$84,172,444		$95,769,601

Liabilities and stockholders’ equity (deficit)
Current liabilities
Short term loans	$-	1,594,000	-	-		$1,594,000
Short term loans - related party	-	2,500,000	-	-		2,500,000
Intercompany	-	-	-	-		-
Accounts payable	97,157	621,000	-	-		718,157
Convertible notes payable, net	515,000	-	-	-		515,000
Note Payable, net	-	-	-	19,000,000	C	19,000,000
Due to affiliates	129,037	-	-	-		129,037
Loans payable - related parties, current	1,566,988	-	-	-		1,566,988
Interest payable - related parties, current	94,872	-	-	-		94,872
Accrued expenses and other current liabilities	733,477	875,000	-	42,091	B	1,650,568
Accrued expenses and other current liabilities - related party	-	246,000	-	-		246,000
Stock purchase warrants, liability classified	52,308,900	-	-	-		52,308,900
Current liabilities from discontinued operations	4,901,164	-	(4,901,164)	-		-
Operating lease liabilities, current portion	76,810	309,000	-	-		385,810
Total current liabilities	60,423,405	6,145,000	(4,901,164)	19,042,091		80,709,332
Liability for employees’ rights upon retirement	-	110,000	-	-		110,000
Non-current liabilities from discontinued operations	18,985		(18,985)			-
Long-term loans from Banks	-	562,000	-	-		562,000
Operating lease liabilities	88,418	797,000	-	-		885,418
Total liabilities	60,530,808	7,614,000	(4,920,149)	19,042,091		82,266,750
Commitments and contingencies
Stockholders’ equity
Preferred stock ($0.0001 par value; 15,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2025 )	-	-	-	-	F	-
Common stock ($0.0001 par value; 150,000,000 shares authorized; 5,370,939 shares issued and outstanding at June 30, 2025; on a proforma basis 10,141,279 shares issued and outstanding)	537	-	-	477	D	1,014
Class A common stock, par value $0.0001 per share, 250,000,000 shares authorized and 5,075,000 shares issued and outstanding as of June 30, 2025	-	508	-	(508)	E	-
Class B common stock, par value $0.0001 per share, 50,000,000 shares authorized and 6,250,000 shares issued and outstanding as of June 30, 2025	-	625	-	(625)	E	-
Additional paid in capital	41,931,330	105,868	-	54,127,008	D	106,164,206
				10,000,000	F
Other comprehensive income	(216,426)	(8,000)	-	8,000	E	(216,426)
Accumulated deficit	(95,099,015)	(996,000)	2,653,072	996,000	E	(92,445,943)
Total stockholders’ equity (deficit)	(53,383,574)	(897,000)	2,653,072	65,130,353		13,502,851
Total liabilities and stockholders’ equity (deficit)	$7,147,234	6,717,000	(2,267,077)	$84,172,444		$95,769,601

Refer to accompanying notes

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Nukkleus	Acquisition of	Disposition of	Transaction Adjustments		Pro Forma
	Inc.	Star26	DRFQ	(Note 5)	Note Ref	Combined
REVENUES
Revenue - other	$-	2,009,000	-			$2,009,000
Total revenues	-	2,009,000	-	-		2,009,000

COSTS OF REVENUES
Cost of revenue - other	-	1,759,000	-	-		1,759,000
Total costs of revenues	-	1,759,000	-	-		1,759,000

GROSS PROFIT (LOSS)
Gross Profit (loss) - other	-	250,000	-	-		250,000
Total Gross Profit (Loss)	-	250,000	-	-		250,000

OPERATING EXPENSES
Advertising	-					-
Professional fees	1,692,079					1,692,079
Compensation and related benefits	135,000			-		135,000
Amortization of intangible assets	-	77,000		(33,333)	AA	43,667
Bad debt expense, net	-					-
Other general and administrative	728,328	1,074,000				1,802,328
Other general and administrative - related party	-	188,000				188,000
Impairment loss	-					-
Total operating expenses	2,555,407	1,339,000		(33,333)		3,861,074
						-
LOSS FROM OPERATIONS	(2,555,407)	(1,089,000)		(33,333)		(3,611,074)
						-
OTHER (EXPENSE) INCOME:						-
Interest expense	(371,625)	732,000				360,375
Interest expense - related parties	(50,761)	-				(50,761)
Penalty – late registration	(800,000)					(800,000)
Change in fair value of liability classified stock purchase warrants	109,405,811	-				109,405,811
Change in fair value of derivative liabilities	587,790	-				587,790
Unrealized loss (gain)	3,575					3,575
Realized loss (gain)	142,480					142,480
Other income (expense)	15,572	-				15,572
Total other income (expense), net	108,932,842	732,000		2,313,038		109,664,842

INCOME (LOSS) BEFORE INCOME TAXES	106,377,435	186,000		2,312,205		106,053,768
Income tax expense	-	(116,000)		-		(84,000)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$106,377,435	70,000		2,312,205		105,969,768
Net loss from discontinued operations	(400,707)	-	400,707	-		-
NET INCOME (LOSS)	105,976,728	70,000	182,755	2,312,205		$105,969,768

Income (loss) per common share, basic:
Income (loss) from continuing operations, net of tax	$19.81			0.01		$10.45
Income (loss) from discontinued operations, net of tax	$(0.07)			-		$-
Net income (loss)	$19.73			0.01		$10.45
Income (loss) per common share, diluted:
Income (loss) from continuing operations, net of tax	$18.76			0.01		$10.15
Income (loss) from discontinued operations, net of tax	$(0.07)			-		$-
Net income (loss)	$18.69			0.01		$10.15
Weighted-average shares outstanding:
Basic	5,370,939			4,770,340		10,141,279
Diluted	5,671,702			4,770,340		10,442,042

Refer to accompanying notes

NUKKLEUS INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Nukkleus Inc.	Acquisition of Star26	Disposition of DRFQ	Transaction Adjustments (Note 4)		Note Ref	Pro Forma Combined
REVENUES
Revenue - other	$-	4,994,000	-	$			4,994,000
Total revenues	-	4,994,000	-		-		4,994,000

COSTS OF REVENUES							-
Cost of revenue - other	-	3,808,000	-		-		3,808,000
Total costs of revenues	-	3,808,000	-		-		3,808,000
							-
GROSS PROFIT (LOSS)							-
Gross Profit (loss) - other	-	1,186,000	-		-		1,186,000
Total Gross Profit (Loss)	-	1,186,000	-		-		1,186,000

OPERATING EXPENSES
Professional fees	7,596,190						7,596,190
Compensation and related benefits	1,270,799				-		1,270,799
Amortization of intangible assets	-	74,000			13,333	AA	87,333
Other general and administrative	692,221	1,296,000					1,988,221
Other general and administrative	-	307,000					307,000
Impairment loss	293,413						293,413
Total operating expenses	9,852,622	1,677,000			13,333		11,542,955
							-
LOSS FROM OPERATIONS	(9,852,622)	(491,000)			(13,333)		(10,356,955)
							-
OTHER (EXPENSE) INCOME:							-
Interest expense	(696,826)	(105,000)					(801,826)
Interest expense - related parties	(33,083)	(38,000)					(71,083)
Loss on settlement of vendor obligations	(494,619)						(494,619)
Gain on extinguishment of vendor obligations	158,400						158,400
Gain on extinguishment of due to affiliates	144,052						144,052
Gain on sale of investment	63,759						63,759
Day one loss on stock purchase warrants issued in connection with private placement	(13,533,404)						(13,533,404)
Day one loss of stock purchase warrants issued in connection with conversion of convertible notes	(663,408)						(663,408)
Change in fair value of liability classified stock purchase warrants	(140,584,780)						(140,584,780)
Change in fair value of derivative liabilities	(624,888)						(624,888)
Loss on reclassification of stock purchase warrants from equity-classified to liability-classified	(45,784)						(45,784)
Gain on disposition of subsidiary					2,074,600	BB	2,074,600
Other income (expense)	-	55,000					55,000
Total other income (expense), net	(156,310,582)	(88,000)			2,074,600		(154,323,982)
							-
LOSS BEFORE INCOME TAXES	(166,163,203)	(579,000)			2,061,267		(164,680,937)
Income tax expense	-	24,000			-		24,000
NET LOSS FROM CONTINUING OPERATIONS	$(166,163,203)	(555,000)			2,061,267		(164,656,937)
Net loss from discontinued operations	(1,013,666)	-	1,013,666				-
NET LOSS	(167,176,869)	(555,000)	1,013,666		2,061,267		$(164,656,937)

Income (loss) per common share, basic:
Income (loss) from continuing operations, net of tax	$(33.70)				0.43		$(16.95)
Income (loss) from discontinued operations, net of tax	$(0.21)				-		$-
Net income (loss)	$(33.91)				0.43		$(16.95)
Income (loss) per common share, diluted:
Income (loss) from continuing operations, net of tax	$(33.70)				0.43		$(16.95)
Income (loss) from discontinued operations, net of tax	$(0.21)				-		$-
Net income (loss)	$(33.91)				0.43		$(16.95)
Weighted-average shares outstanding:
Basic	4,930,531				4,770,340		9,700,871
Diluted	4,930,531				4,770,340		9,700,871

Refer to accompanying notes

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 - Description of Transaction

On December 15, 2024, the Company entered into the Securities Purchase Agreement and Call Option, which was subsequently amended on each of February 11, 2025, May 13, 2025, June 15, 2025 and July 25, 2025. Said agreement, as amended, provided that the Company would acquire 51% of Star and the Star Equity Holders would grant the Company an option to purchase the balance of the equity. Mr. Shalom, who is the Chief Executive Officer and a director of the Company, is a controlling shareholder, Chief Executive Officer and a director of Star.

On September 15, 2025, the parties executed and delivered the Amended and Restated Securities Purchase Agreement with Star, the Star Equity Holders and Menachem Shalom, the representative of such shareholders, to memorialize the proposed Transaction. Pursuant to the Star Agreement, the Company at closing will acquire 100% of the issued and outstanding capital of Star in consideration of (i) $21,000,000, to be paid by a 12-month $16,000,000 promissory note and the balance in $5,000,000 cash, less any amounts lent to Star from the Company since the Original Star Purchase Agreement, (ii) 4,770,340 shares of common stock of the Company (the “Shares”), (iii) a five-year warrant (the “Star Warrant”) to purchase an aggregate of 12,017,648 shares of the Company’s common stock for an exercise price of $1.50 per share, (iv) $3,000,000 in cash and (v) a 6-month promissory note in the principal amount of $3,000,000, which shall accrue interest at the rate of 8%.The Shares, Star Warrants, cash and the 6-month note will be assigned by Star to the Star Equity Holders pro ratably. If the Star Agreement is terminated as a result of the Company failing to perform or observe the covenants or agreements of the Company or if Company fails to maintain its listing on Nasdaq, Star shall be entitled to a payment from the Company in the amount of $3,000,000.

As a result of the Settlement Agreement and subject to the closing of the acquisition of Star, the Company’s business will be focused on the defense sector.

The allocation of the purchase price discussed below is preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Star’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments, which may include other increases or decreases to amortization resulting from the allocation of the purchase price to amortizable tangible and intangible assets, along with the related income tax effect, may be material.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

The total consideration transferred is presented as follows:

Purchase consideration:
4,770,340 shares of Nukk Common Stock, at fair value*	$36,206,881
12,017,648 warrants to purchase shares of Nukk Common Stock, at fair value	18,026,472
Notes payable	19,000,000
Cash paid	8,000,000
Total purchase consideration for 100% of Star	$81,233,353

*	based on closing stock price at October 22, 2025, most recent practicable date. Below is a table with a range of possible outcomes based on changes in the Company’s stock price:

	Current Value	Increase in stock price by 10%	Decrease in stock price by 10%	Increase in stock price by 50%	Decrease in stock price by 50%
4,770,340 shares of Nukk Common Stock, at fair value	36,206,881	39,827,569	32,586,193	54,310,321	18,103,440
Total purchase consideration	81,233,353	84,854,041	77,612,665	99,336,793	63,129,912
Goodwill	81,972,009	85,592,697	78,351,321	100,075,449	63,868,569

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of Star based on their estimated fair values, with any excess purchase consideration allocated to goodwill as follows.

Purchase Price Allocation	Adjusted Balance
Cash and Restricted Cash	$614,000
Marketable Securities	983,000
Accounts Receivable	1,195,000
Inventory	1,274,000
Intangible assets	372,435
Other assets	1,397,000
Goodwill	81,972,009
Operating lease right of use asset	1,082,000
Accounts payable and other current liabilities	(1,606,000)
Accounts payable and other current liabilities - related party	(246,000)
Lease liability, current and non-current	(1,106,000)
Deferred tax liability	(42,091)
Loans	(2,500,000)
Loans - related party	(2,156,000)
Fair value of assets acquired	$81,233,353

Disposition of DRFQ

On November 8, 2024, the Company entered into a Settlement Agreement and Release (the “Settlement Agreement”) with a shareholder of the Company and a subsidiary of the Company to sell the subsidiary to the shareholder or his nominee subject to the Company obtaining shareholder approval (the “Settlement Agreement”). The Settlement Agreement requires the Company to pay $61,000 and $31,000 to the shareholder and the subsidiary of the Company, respectively, by November 15, 2024 and $115,000 to the subsidiary of the Company by November 29, 2024. As required by the Settlement Agreement, a Share Purchase Agreement was entered into between the same parties dated December 23, 2024 providing that the Company, subject to it obtaining shareholder approval, will sell the subsidiary to the officer of the Company in consideration of GBP 1,000 (approximately $1,338 at December 31, 2024). In accordance with the terms of the Settlement Agreement will issue 125,000 and 75,000 shares of the Company’s common stock to two shareholders in consideration of each party releasing the Company for compensation owed for services. On August 5, 2025, the Company was notified that on July 29, 2025, Match Financial was placed into administration in the United Kingdom pursuant to the Insolvency Act 1986 resulting in the appointment of two administrators (the “Administrators”). The administration was initiated by the sole director of Match Financial, Jamal Khurshid. According to the notice sent to the Company, on July 29, 2025, the Administrators completed a pre-packaged sale of Match Financial’s entire shareholding in DRFQ to Match Financial Holdings Limited, a newly formed entity owned by Mr. Khurshid, for nominal consideration of £102,000. The transaction results in the divestiture of DRFQ.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 2 - Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q (“the Q22025 Form 10-Q”) for the three and six months ended June 30, 2025, and the unaudited historical financial statements of Star for the six months ended June 30, 2025, and has been prepared as if the Star Acquisition and related transactions had occurred on January 1, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K (“the 2023 Form 10-K”) for the three months ended December 31, 2024 and for the year ended September 30, 2024, and the audited historical financial statements of Star for the year ended December 31, 2024, and has been prepared as if the Star Acquisition and related transactions had occurred on January 1, 2024.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the consolidated balance sheet included in the Q22025 Form 10-Q with the historical audited balance sheet for Star as of June 30, 2025, and has been prepared as if the Star Acquisition had occurred on June 30, 2025. The unaudited pro forma combined financial information herein has been prepared to illustrate the effects of the Star Acquisition and Related Transaction in accordance with U.S. GAAP and pursuant to Article 11 of Regulation S-X.

The Star unaudited historical consolidated financial statements as of and for the six months ended June 30, 2025 and the Star audited historical consolidated financial statements as of and for the year ended December 31, 2024 are included in this Registration Statement. These unaudited pro forma condensed combined statements should be read in conjunction with such historical financial statements. The historical consolidated financial information has been adjusted to give pro forma effect to reflect the accounting for the Star Acquisition and Disposition of DRFQ in accordance with U.S. GAAP.

The Company has accounted for the Star Acquisition under the acquisition method of accounting in accordance with the authoritative guidance on business combinations under the provisions of ASC 805. The allocation of the purchase price as reflected in the unaudited pro forma condensed combined financial information was based on a preliminary valuation of the assets acquired and liabilities assumed, and the accounting is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final purchase price allocation may include changes to the amount of intangible assets, goodwill, and deferred taxes, as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final purchase accounting may occur, and these differences could be material.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (“ASC 450”). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. Management is not aware of any material contingencies related to Star.

The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods presented, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information does not reflect any cost savings from future operating synergies or integration activities, if any, or any revenue, tax, or other synergies, if any, that could result from the Star Acquisition.

NUKKLEUS INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

Note 3 - Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

A.	Represents $5.5 million cash paid at closing and a $2.5 million advance paid prior to closing for the acquisition of Star

B.

As a result of the acquisition of Star, in addition to the working capital accounts, the Company acquired intangibles of $0.2 million and goodwill. Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed, including non-controlling interest. This adjustment of $82.0 million represents the adjustment to increase goodwill to its preliminary estimated fair value per the purchase price allocation.

C.	Represents the issuance of a $19 million note balance as consideration for the Star acquisition.

D.	Represents the issuance of 4,770,340 shares at $7.59 (the Company’s used the closing price on Wednesday, October 22nd as the most recent practicable date) and the issuance of 12,017,648 warrants at a fair value of $1.50 to the former shareholders of Star.

E.	Represents the elimination of Star’s historical equity

F.	Represents the $10,000,000 proceeds received from the private placement in exchange for 200 units, with each unit consisting of (i) one restricted share (each a “Share” and collectively, the “Shares”) of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and (ii) restricted common stock purchase warrants to initially purchase up to 15,957 shares of common stock, par value $0.0001 per share (the “Common Stock”).

Note 4 - Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the six months ended June 30, 2025 and for the year ended December 31, 2024

AA.	Reflects the removal of the historical Star 26 amortization of $0.07 million and the addition of recorded pro forma amortization expense of $0.01 million on the portion of the purchase price allocated to definite-lived intangible assets.

Note 5 - Earnings per share

Represents the earnings per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

	For the six months end June 30, 2025	Year Ended December 31, 2024
Pro forma net loss	$105,969,768	$(164,656,937)
Weighted average shares outstanding of ordinary shares – basic	10,141,279	9,700,871
Weighted average shares outstanding of ordinary shares – diluted	10,442,042	9,700,871
Net loss per share – basic	$10.45	$(16.95)
Net loss per share – diluted	$10.15	$(16.95)
Excluded securities:(1)
Options to purchase common stock under Old Nukk equity incentive plan	4,823	4,823
Convertible notes payable that convert into common stock	464,217	-
Stock purchase warrants	16,046,231	17,210,029
	16,515,271	17,214,852

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

PROPOSAL TWO:

STOCKHOLDER APPROVAL OF THE WARRANT SHARES PROPOSAL

As discussed elsewhere in this proxy statement, the holders of the Company’s common stock will consider and vote on the Warrant Shares Proposal. The holders of the Company’s common stock should read this proxy statement carefully in its entirety, including but not limited to the section titled “The Warrant ”, below, including Annex C (which is incorporated by reference herein), for more detailed information concerning the Warrant. A copy of the Warrants is attached to this proxy statement as Annex C.

“The Warrants”, below, including Annex C (which is incorporated by reference herein), for more detailed information concerning the Warrant. A copy of the Warrant is attached to this proxy statement as Annex C.

The Warrants

On September 4, 2025, the Company entered into a Securities Purchase Agreement with two accredited investors for a private placement pursuant to which the investors agreed to purchase from the Company 200 units for an aggregate purchase price of $10,000,000 or a per unit price of $50,000, with each unit consisting of (i) one restricted share of Series A Convertible Preferred Stock and (ii) restricted common stock purchase warrants to initially purchase up to 15,957 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, subject to adjustment and exchange (the “Warrants” and the shares of Common Stock issuable upon exercise or exchange of the Common Warrants, the “Warrant Shares”). The private placement offering closed on September 9, 2025. The aggregate amount of Warrant Shares that can be issued pursuant to the Warrants is 3,191,400 Warrant Shares, subject to further adjustment. The Company anticipates filing a registration statement, pursuant to a registration rights agreement entered into on September 4, 2025 to register the resale of an amount equivalent to 250% of the 3,191,400 Warrant Shares initially exercisable pursuant to the Warrants. As of October 24, 2025, there were 13,550,766 shares of our Common Stock outstanding. If this Proposal Two is approved and all 7,978,500 shares of our Common Stock that we currently contemplate registering for resale by the warrant holders upon exercise of the Warrants were issued and outstanding as of October 24, 2025, such shares would represent approximately 58.9% of the total number of outstanding shares of Common Stock.

The Warrants are immediately exercisable on a cash basis or exchangeable on a cashless basis and will expire five (5) years from the date of issuance. Each Warrant will be initially exercisable for one share of Common Stock at an initial exercise price of $5.405 per share, subject to customary adjustment for stock splits, distributions and the like (the “Initial Exercise Price”). The Initial Exercise Price is also subject to price-based anti-dilution adjustments for subsequent offerings made by the Company while the Warrants remain outstanding (subject to certain exempt issuances). At any time, the holder of the Warrants may exchange the Warrants on a cashless basis for a number of shares of Common Stock determined by multiplying the total number of Warrant Shares with respect to which the Warrant is then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the Common Stock in the two days prior the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). The exercise of the Warrants is subject to a 9.9% beneficial ownership limitation blocker.

In the event of a merger, sale of all or substantially all of the assets of the Company or other business combination in which 50% of the outstanding shares or voting stock is held by another person, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such a transaction. Additionally, as more fully described in the Warrants, the holders of the Common Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Warrant in connection with such a transaction. The contemplated purchase by the Company or Star and Tiltan are excluded from these types of fundamental transactions.

If the Company fails to timely deliver the Warrant Shares issuable upon exercise of the Warrants, the Company will be subject to liquidated damages, payable at the Company’s discretion in cash or shares of Common Stock or buy-in. If the Company elects to pay in shares of Common Stock, the number of shares due will be based on a formula in the Warrant.

The Warrant also contains a call provision which enables the Company to call for the cancellation of all or any portion of the Warrant for which a notice of exercise (or cashless exchange) was not delivered for consideration equal to $.001 per Warrant Share, if (i) the VWAP for each of 10 consecutive trading days exceeds $6.76 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), (ii) the Company is then in compliance with all conditions for continued listing on the trading market on which the Common Stock is trading, (iii) the Warrant Shares issuable upon exercise or exchange of the Warrant have been registered for resale on an effective resale registration statement and (iv) the Company is not then in default under any provision of the Warrant.

Stockholder Approval of the Warrants

The shareholders of the Company are being asked to approve the issuance of shares of Common Stock to two investors pursuant to the exercise of a Warrant to acquire 3,191,400 shares of Common Stock, subject to further adjustment, at an exercise price of $5.405 per share for a term of five years in accordance with the stockholder approval requirements of the Nasdaq Listing Rules 5635(b) and 5635(d).

The issuance of shares of common stock in excess of 19.99% of the issued and outstanding shares of the Company’s Common Stock under the Warrant to the investors is subject to approval by the Company’s stockholders in compliance with the applicable Listing Rules of the Nasdaq Stock Market. The Common Stock is listed on the Nasdaq Global Market and, as such, the Company is subject to the Nasdaq Listing Rules.

Because our Common Stock is listed on the Nasdaq, we are subject to Nasdaq’s rules and regulations. Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that will result in a change of control of a listed company, which for purposes of Nasdaq Listing Rule 5635(b) is generally deemed to occur when an investor or investor group acquires or has the right to acquire 20% or more of a company’s outstanding common stock or voting power and such ownership or voting power would be the largest ownership position. Shareholders should note that a “change of control” as described under Nasdaq Listing Rule 5635(b) applies only with respect to the application of such rule and does not constitute a “change of control” for purposes of Delaware law, our organizational documents, or any other purpose.

Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq Listing Rule 5635(d), (A) “20% Issuance” means a transaction, other than a public offering, involving: (i) the sale, issuance or potential issuance by us of Common Stock (or securities convertible into or exercisable for Common Stock), which alone or together with sales by our officers, directors, or substantial stockholders equals 20% or more of Common Stock (which for purposes of this calculation, includes issued and outstanding shares of our voting Common Stock and non-voting common stock) or 20% or more of the voting power outstanding before the issuance and (B) “Minimum Price” means a price that is the lower of: (i) the closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average closing price of Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement. In determining whether multiple issuances should be aggregated for purposes of Nasdaq Listing Rule 5635(d), Nasdaq will consider several factors, including the timing of the issuances. Stockholder approval of this proposal will constitute stockholder approval for purposes of Nasdaq Listing Rule 5635(d).

We are therefore asking our stockholders to approve the Warrant Proposal by adopting the following resolution:

“WHEREAS, the Board of Directors of the Company has determined that it is expedient and in the best interests of the Company and its stockholders for the Company to authorize the exercise of the Warrants into shares of Common Stock on the terms and subject to the conditions set forth in such Warrants in accordance with the stockholder approval requirements of the Nasdaq Listing Rules 5635(b) and 5635(d).

A vote in favor of the Warrant Shares Proposal will be deemed the approval of the exercise of such Warrants, each of the terms and conditions thereof, and all of the transactions contemplated therein and thereby.

Required Vote; Recommendation of the Board of Directors

Approval of the Warrant Shares Proposal requires that more votes are cast in favor of such Proposal than are cast opposing such Warrant Shares Proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting. For purposes of the vote on the Warrant Shares Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by mail, telephone, over the Internet or in person at the Special Meeting will have no effect on the vote to approve the Warrant Shares Proposal, except to the extent that a failure to vote prevents the Company from obtaining a quorum for the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THE APPROVAL OF THE WARRANT SHARES PROPOSAL.

THE WARRANT SHARES PROPOSAL

The discussion of the Warrant Shares Proposal in this proxy statement is qualified in its entirety by reference to the Warrant, a copy of which is attached to this proxy statement as Annex C and incorporated by reference into this proxy statement. We encourage you to read the Warrant carefully and, in its entirety, as it is the legal document that governs the exercise of such Warrant.

PROPOSAL THREE:

APPROVAL OF THE ISSUANCE OF SHARES IN EXCESS OF NASDAQ RULE 5635(d)
LIMIT IN CONNECTION WITH EQUITY LINE OF CREDIT

Background and Reason for the Proposal

Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, above the ELOC Exchange Cap. This rule is designed to protect existing shareholders from excessive dilution without their consent.

In September 19, 2025, the Company and the Investor, entered into the ELOC Purchase Agreement, which provides that subject to the terms and conditions set forth therein, the Company may sell to the Investor up to the lesser of (i) $250,000,000 of the Company’s Common Stock and (ii) the ELOC Exchange Cap (subject to certain exceptions provided in the ELOC Purchase Agreement), from time to time during the term of the ELOC Purchase Agreement.  The Company will control the timing and amount of any sales of Common Stock under the ELOC. Actual sales of shares of Common Stock will depend on a variety of factors to be determined by the Company from time to time, including, among other things, market conditions, the trading price of the Common Stock, trading volume of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The purchase price per share of the shares of Common Stock that we elect to sell to the ELOC Investor pursuant to the ELOC will be equal to a discounted price of 97.5% of the lower of: (i) the lowest daily VWAP of any trading day during the three trading days preceding the date on which the Company submits a draw down notice and (ii) the closing sale price of the Common Shares on the applicable VWAP Purchase Date. The maximum amount of any VWAP purchase shall not exceed 20% of the trading volume in the Company’s Common Stock on the Nasdaq Stock Market on the applicable purchase date.

The number of shares of Common stock to be sold pursuant to the ELOC over the term of the agreement could exceed the ELOC Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the ELOC, we are seeking stockholder approval to issue shares above the ELOC Exchange Cap and to waive the “ELOC Exchange Cap” limitation in the securities purchase agreement.

Potential Consequences if the Proposal is not Approved

 We are not seeking the approval of our stockholders to authorize our entry into the ELOC or any related documents, as we have already entered into the ELOC.

If our stockholders do not approve this Proposal Three, we will be unable to issue shares of Common Stock in excess of the ELOC Exchange Cap to the ELOC Investor thereby preventing us from raising the full amount of funds under the ELOC.

Potential Adverse Effects of this Proposal

If this Proposal Three is approved, the sale of shares under the ELOC could result in substantial dilution to the interests of existing holders of our Common Stock. Each share of Common Stock that would be issuable to the ELOC Investor would have the same rights and privileges as each of our currently outstanding shares of Common Stock. The issuance of Common Stock to the ELOC Investor pursuant to the terms of the ELOC will not affect the rights of the holders of our outstanding shares of Common Stock, however, as shares of Common Stock are issued to the ELOC Investor, the ownership interest of our existing stockholders (other than the ELOC Investor) would be correspondingly reduced, and they would therefore have less ability to influence corporate decisions requiring stockholder approval.

Because the number of shares of Common Stock that may be issued to the ELOC Investor is in the Company’s discretion and will depend upon market conditions and other factors to be determined by us, the exact number of shares of Common Stock to be issued under the ELOC and the magnitude of the dilutive effect cannot be conclusively determined, although it may be material to our existing stockholders. We may ultimately decide to sell to the ELOC Investor all, some or none of the Common Stock that may be available for us to sell to the ELOC Investor pursuant to the ELOC.

As of October 24, 2025, there were 13,550,766 shares of our Common Stock outstanding. In addition, we intend to file a registration statement on Form S-1 for the resale of up to 36,000,000 shares of Common Stock by the ELOC Investor. The ELOC provides that we may sell up to an aggregate of $250,000,000 of shares of our Common Stock. Unless we obtain stockholder approval, we may not sell more than the ELOC Exchange Cap of 19.99% of shares of Common Stock issued and outstanding.

If this Proposal Three is approved and all 36,000,000 shares of our Common Stock that we currently contemplate registering for resale by the ELOC Investor were issued and outstanding as of October 24, 2025, such shares would represent approximately 72.7% of the total number of outstanding shares of Common Stock. In addition, the below table sets forth the amount of dilution, assuming registration of all shares required for resale, if we sold to the ELOC Investor shares of Common Stock at various purchase prices so that we received the maximum aggregate gross proceeds of $250,000,000:

Assumed Average Purchase Price Per Share	Number of Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the ELOC Investor(2)	Gross Proceeds from the Sale of Shares to the ELOC Investor under the ELOC(3)
$6.94	36,000,000	72.7%	$250,000,000
$7.00	35,714,286	72.5%	$250,000,000
$8.00	31,250,000	69.8%	$250,000,000
$9.00	27,777,778	67.2%	$250,000,000
$10.00	25,000,000	64.8%	$250,000,000
$11.00	22,727,273	62.6%	$250,000,000
$12.00	20,833,333	60.6%	$250,000,000
$13.00	19,230,769	58.7%	$250,000,000
$14.00	17,857,143	56.9%	$250,000,000
$15.00	16,666,667	55.2%	$250,000,000

(1)	Our Certificate of Incorporation authorizes us to issue up to 150,000,000 shares of Common Stock. Therefore, under all scenarios described herein, we have sufficient shares of authorized Common Stock to sell the maximum number of shares permissible under the ELOC. If the price of our Common Stock decreased and we needed to increase the number of shares we are authorized to issue to sell the maximum number of shares permissible under the ELOC, we would first need to amend our Certificate of Incorporation to authorize the issuance of more Common Stock, which would require further approval by our stockholders - we are not currently seeking such approval from our stockholders.

(2)	The denominator is based on 13,550,766 shares outstanding as of October 24, 2025 adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to the ELOC Investor in future sales, assuming the average purchase price in the first column for all shares issued. The numerator is based on the number of shares issuable pursuant to future sales under the ELOC at the corresponding assumed average purchase price set forth in the first column. The number and percentage of shares of Common Stock issuable to the ELOC Investor upon full purchase under the ELOC does not give effect to (i) the potential future issuance of shares of Common Stock pursuant to our outstanding warrants and other securities convertible into Common Stock, (ii) the potential future issuance of shares of Common Stock pursuant to our equity incentive plans, (iii) any other potential future issuances of Common Stock (including issuances as described in the Nasdaq Note Proposal), or (ii) the ELOC Exchange Cap or any beneficial ownership limitations.

(3)	Excludes Commitment Shares issuable to the ELOC Investor for which no proceeds are received by us.

Additionally, the sale of a substantial number of Common Stock to the ELOC Investor, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. In addition, the Common Stock issuable pursuant to the terms of the ELOC may represent overhang that may also adversely affect the market price of our Common Stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of our Common Stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our Common Stock cannot absorb shares sold by the ELOC Investor, then the value of our Common Stock will likely decrease.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Proposal Three except to the extent of their ownership of shares of our Common Stock.

Required Vote; Recommendation of the Board of Directors

Approval of the ELOC Issuance Proposal requires that more votes are cast in favor of such Warrant Proposal than are cast opposing such ELOC Issuance Proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting. For purposes of the vote on the ELOC Issuance Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by mail, telephone, over the Internet or in person at the Special Meeting will have no effect on the vote to approve the ELOC Issuance Proposal, except to the extent that a failure to vote prevents the Company from obtaining a quorum for the Special Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal Three (ELOC Issuance Proposal).

PROPOSAL FOUR:

APPROVAL OF THE ISSUANCE OF SHARES IN EXCESS OF NASDAQ RULE 5635(d) LIMIT IN CONNECTION WITH CONVERSION OF THE SERIES A PREFERRED STOCK

Background and Reason for the Proposal

Nasdaq Listing Rule 5635(d) generally requires stockholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in any transaction or series of related transactions, above the Preferred Exchange Cap. This rule is designed to protect existing shareholders from excessive dilution without their consent.

On September 4, 2025, the Company and the Purchasers entered into a Securities Purchase Agreement pursuant to which the Purchasers purchased, for an aggregate purchase price of $10,000,000, (i) Series A Convertible Preferred Stock which are initially convertible into an aggregate of 2,044,800 shares of Common Stock and (ii) warrants initially exercisable into up to 3,191,400 shares. Each Share of Series A Preferred Stock has a stated value of $50,000 (the “Stated Value”) and will initially be convertible into 10,224 shares of Common Stock (the “Conversion Shares”) (or pre-funded warrants in lieu thereof (the “Pre-Funded Warrants”)), calculated by dividing the Stated Value by the initial conversion price equal to $4.89 per Share (the “Initial Conversion Price”). The Initial Conversion Price is subject to adjustment upon stock splits, distributions, reorganizations, reclassifications, change of control and the like, and is also subject to price-based anti-dilution adjustments for subsequent offerings made by the Company while the Series A Preferred Stock remains outstanding (subject to certain exempt issuances). The Initial Conversion Price will also be adjusted upon receipt of stockholder approval of this Proposal, if obtained, to the lower of (i) the then applicable conversion price and (ii) the price per share of the Common Stock on its trading market upon the earlier of (A) effectiveness of the registration statement required to be filed or (B) upon applicability of Rule 144 as it relates to the sale of the Conversion Shares. The Series A Preferred Stock is convertible at the option of the holder at any time and will be automatically converted into Common Stock or Pre-Funded Warrants in lieu thereof on the effective date of the registration statement whether or not stockholder approval has been obtained. If at any time after September 4, 2026, the Series A Preferred Stock is then outstanding and the Company has not received stockholder approval, the Series A Preferred Stock is redeemable at the option of the holder at a price per Share equal to 105% of the Stated Value. The conversion of the Series A Preferred Stock is subject to a 9.99% beneficial ownership limitation blocker.

The number of shares of Common Stock to be issued upon conversion of the Preferred Stock could exceed the Preferred Exchange Cap. Therefore, in order to comply with Nasdaq Rule 5635(d) and the terms of the Securities Purchase Agreement and the Certificate of Designation of the Series A Convertible Preferred Stock, we are seeking stockholder approval to issue shares above the Preferred Exchange Cap and to waive the “Preferred Exchange Cap” limitation in the securities purchase agreement.

Potential Consequences if the Proposal is not Approved

 We are not seeking the approval of our stockholders to authorize the issuance of the Series A Convertible Preferred Stock, as we have already entered into the Securities Purchase Agreement and issued the Series A Convertible Preferred Stock.

If our stockholders do not approve this Proposal Four, we will be unable to issue shares of Common Stock in excess of the Preferred Exchange Cap to the Purchasers upon conversion of the Series A Convertible Preferred Stock. If after September 4, 2026 the Series A Convertible Preferred Stock is still outstanding and the Company has not received stockholder approval for this Proposal, the holders of the Series A Convertible Preferred Stock shall be entitled to redeem the shares at a price per share equal to 105% of the Stated Value.

Potential Adverse Effects of this Proposal

If this Proposal Four is approved, the issuance of Common Stock upon conversion of the Series A Convertible Preferred Stock could result in substantial dilution to the interests of existing holders of our Common Stock. The Initial Conversion Price of $4.89 per Share is subject to adjustment upon approval by the stockholders of this Proposal Found to the lower of (i) $4.89 and (ii) the price per share of Common Stock on the earlier of the effectiveness of the registration statement registering these shares of Common Stock and the applicability of Rule 144 as it relates the shares sale of the Conversion Shares.

Each share of Common Stock that would be issuable to the holder of the preferred stock would have the same rights and privileges as each of our currently outstanding shares of Common Stock. The issuance of Common Stock to the Purchasers or their designees will not affect the rights of the holders of our outstanding shares of Common Stock, however, as shares of Common Stock are issued upon conversion of the Series A Convertible Preferred Stock, the ownership interest of our existing stockholders would be correspondingly reduced, and they would therefore have less ability to influence corporate decisions requiring stockholder approval.

As of October 24, 2025, there were 13,550,766 shares of our Common Stock outstanding. The Company anticipates filing a registration statement, pursuant to a registration rights agreement entered into on September 4, 2025 to register the resale of an amount equivalent to 250% of the 2,044,800 shares of Common Stock initially convertible pursuant to the Series A Convertible Preferred Stock. If this Proposal Four is approved and all 5,112,000 shares of our Common Stock that we currently contemplate registering for resale by the Purchasers upon conversion of the Series A Convertible Preferred Stock were issued and outstanding as of October 24, 2025, such shares would represent approximately 27.39% of the total number of outstanding shares of Common Stock. Unless we obtain stockholder approval, we may not sell more than the Preferred Exchange Cap of 19.99% of shares of Common Stock issued and outstanding.

If this Proposal Four is approved and all 5,112,000 shares of our Common Stock that we currently contemplate registering for resale by the Purchasers upon conversion of the Series A Convertible Preferred Stock were issued and outstanding as of October 24, 2025, such shares would represent approximately 27.39% of the total number of outstanding shares of Common Stock.

Additionally, the sale of a substantial number of Common Stock to the Purchasers, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. In addition, the Common Stock issuable pursuant to the terms of the Securities Purchase Agreement and the Certificate of Designation may represent overhang that may also adversely affect the market price of our Common Stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of our Common Stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our Common Stock cannot absorb shares of Common Stock sold by the Purchaser, then the value of our Common Stock will likely decrease.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Proposal Four except to the extent of their ownership of shares of our Common Stock.

Required Vote; Recommendation of the Board of Directors

Approval of the Preferred Stock Conversion Issuance Proposal requires that more votes are cast in favor of such Proposal than are cast opposing such Proposal, by the holders of shares of the Company’s voting stock present in person or by proxy and entitled to vote on the matter at the Special Meeting, provided that a quorum exists at such Special Meeting. For purposes of the vote on the Preferred Stock Conversion Issuance Proposal, an abstention, a broker non-vote or a failure to submit a proxy card or vote by mail, telephone, over the Internet or in person at the Special Meeting will have no effect on the vote to approve the Proposal, except to the extent that a failure to vote prevents the Company from obtaining a quorum for the Special Meeting.

The Board of Directors unanimously recommends a vote “FOR” Proposal FOUR (PREFERRED STOCK CONVERSION Issuance Proposal).

PROXY SOLICITATION COSTS

The proxies being solicited hereby are being solicited by the Company. The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the Proxy Statement, the Proxy card and establishment of the Internet site hosting the proxy material. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are made available on our Internet website, www.recruiter.com, as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC. The SEC maintains an Internet site, www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company.

You can obtain documents of the Company’s SEC filings  through the SEC’s website at the address described above or from us directly, at no cost, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into those documents), by requesting them in writing or by telephone at the following address and telephone number:

Nukkleus Inc.

575 Fifth Ave, 14th Floor,

New York, New York 10017

Attention: Corporate Secretary

By Order of the Board of Directors,

/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	Chief Executive Officer

*, 2025